Filed Pursuant to Rule 424(b)(3) Registration No. 333-159058
PROSPECTUS
42,371,597 American Depositary Shares
Representing 84,743,194 Class A Common Shares
Xinhua Sports & Entertainment Limited
     This prospectus relates to the proposed sale from time to time by the shareholders identified in the “Selling Shareholders” section in this prospectus, or the selling shareholders, of up to 42,371,597 American Depositary Shares, or ADSs, of Xinhua Sports & Entertainment Limited. Each ADS represents two class A common shares, par value $0.001 per share, of our company. The ADSs are evidenced by American Depositary Receipts, or ADRs. We will not receive any proceeds from the ADSs sold by the selling shareholders.
     Our ADSs are listed on the Nasdaq Global Market under the symbol “XSEL.” On May 20, 2009, the last reported sale price of our ADSs on the Nasdaq Global Market was $0.68 per ADS.
     See “Risk Factors” beginning on page 9 of this prospectus to read about the risks you should consider before buying the ADSs.
     The selling shareholders may sell the securities to or through underwriters, to other purchasers, through agents, or through a combination of these methods. See “Plan of Distribution” for a more complete description of the ways in which the securities may be sold.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or completeness of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is May 20, 2009.

ABOUT THIS PROSPECTUS
     You should read this prospectus with the additional information described under the heading “Where You Can Find More Information About Us” and “Incorporation of Documents by Reference.”
     In this prospectus, unless otherwise indicated or unless the context otherwise requires,
•	“we,” “us,” “our company,” “our” and “XSEL” refer to Xinhua Sports & Entertainment Limited, a Cayman Islands company, formerly known as Xinhua Finance Media Limited, and its subsidiaries, including direct subsidiaries and affiliated entities;

•	“shares” or “common shares” refers to our class A common shares;

•	“ADSs” refer to our American depositary shares, each of which represents two class A common shares and “ADRs” refer to the American depositary receipts that evidence our ADSs;

•	“China” or “PRC” refers to the People’s Republic of China, and solely for the purpose of this registration statement, excluding Taiwan, Hong Kong and Macau; and

•	“RMB” or “Renminbi” refers to the legal currency of China; “$,” “dollars,” “US$” or “U.S. dollars” refers to the legal currency of the United States; and “HK$” refers to the legal currency of Hong Kong.
     This prospectus is part of a registration statement that we filed with the United States Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf registration process, the selling shareholders may sell the securities described in this prospectus in one or more offerings. This prospectus only provides you with a general description of the securities we are registering. Each time the selling shareholders sell securities pursuant to the registration statement, we will provide, if required, a prospectus supplement to this prospectus that contains specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the prospectus supplement. Before purchasing any securities, you should carefully read both this prospectus and any supplement, together with the additional information described under the heading “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”
     You should rely only on the information contained or incorporated by reference in this prospectus, a prospectus supplement or any amendment. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the applicable supplement to this prospectus is accurate as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.

INCORPORATION OF DOCUMENTS BY REFERENCE
     The Securities and Exchange Commission allows us to “incorporate by reference” the information we file with it. This means that we can disclose important information to you by referring you to those documents. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents shall not create any implication that there has been no change in our affairs since the date thereof or that the information contained therein is current as of any time subsequent to its date. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus is considered to be automatically updated and superseded. In other words, in the case of a conflict or inconsistency between information contained in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that is filed later.
     We incorporate by reference the documents listed below:
•	Our annual report on Form 20-F for the fiscal year ended December 31, 2008 filed on April 30, 2009 and any amendment thereto;

•	The “Description of Securities” contained in our Registration Statement on Form 8-A filed on March 8, 2007 pursuant to Section 12(g) of the Exchange Act, together with all amendments and reports filed for the purpose of updating that description; and

•	With respect to each offering of securities under this prospectus, all annual reports on Form 20-F and any amendment thereto and any report on Form 6-K that so indicates it is being incorporated by reference, in each case, that we file or furnish with the SEC on or after the date on which the registration statement is first filed with the SEC and until the termination or completion of that offering under this prospectus.
     Our annual report on Form 20-F for the fiscal year ended December 31, 2008 filed on April 30, 2009 and any amendment thereto, contains a description of our business and audited consolidated financial statements with a report by our independent registered accounting firm. These financial statements are prepared in accordance with U.S. Generally Accepted Accounting Principles, or U.S. GAAP.
     Unless expressly incorporated by reference, nothing in this prospectus shall be deemed to incorporate by reference information furnished to, but not filed with, the SEC. Copies of all documents incorporated by reference in this prospectus, other than exhibits to those documents unless such exhibits are specifically incorporated by reference in this prospectus, will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus on the written or oral request of that person made to:
Xinhua Sports & Entertainment Limited
Rooms 2201, Tower D
Central International Trade Center
6A Jian Wai Avenue
Chaoyang District, Beijing 100022
People’s Republic of China
(86 10) 8567 6000
Attention: Investor Relations Department
     You should rely only on the information that we incorporate by reference or provide in this prospectus. We have not authorized anyone to provide you with different information. We or any selling shareholders are not making any offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained or incorporated in this prospectus by reference is accurate as of any date other than the date of the document containing the information.

FORWARD-LOOKING STATEMENTS
     This prospectus, any accompanying prospectus supplement and the documents incorporated by reference contain statements of a forward-looking nature. These statements are made under the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. You can identify these forward-looking statements by terminology such as “may,” “will,” “expect,” “anticipate,” “future,” “forecast,” “intend,” “plan,” “predict,” “propose,” “potential,” “continue,” “believe,” “estimate,” “is/are likely to,” or the negative of these terms, and other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include:
•	our goals and strategies;

•	our plans to expand our business to sharpen our focus on sports and entertainment;

•	our future business development, financial condition and results of operations;

•	projected revenues, profits, earnings and other estimated financial information;

•	our plans to expand our Internet presence, and expand into new media, such as broadband wireless and Internet television;

•	the growth or acceptance of our integrated platform;

•	our plans to identify and create new advertising networks that target specific consumer demographics;

•	competition in the PRC media and advertising industries; and

•	the expected growth in advertising spending levels.
     We would like to caution you not to place undue reliance on these statements, and you should read these statements in conjunction with the risk factors set forth under the heading “Risk Factors” in this prospectus for a more complete discussion of the risks of an investment in our securities. These risks are not exhaustive. We operate in an emerging and evolving environment. New risk factors emerge from time to time and it is impossible for our management to predict all risk factors, nor can we assess the impact of all risk factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statement. The forward-looking statements included in this prospectus or incorporated by reference into this prospectus are made only as of the date of this prospectus or the date of the incorporated document, and we do not undertake any obligation to update the forward-looking statements except as required under applicable law.

SUMMARY
     This summary highlights selected information contained elsewhere in this prospectus or incorporated herein by reference. This summary may not contain all of the information that you should consider before buying our ADSs from the selling shareholders. You should carefully read this entire prospectus, including each of the documents incorporated herein by reference, before making an investment decision.
Our Company
     We are a leading media group in China with a focus on sports and entertainment. Catering to a vast audience of young and upwardly mobile consumers, we believe we are well-positioned in China with our unique access. Through our key international partnerships, we are able to offer our target audience the content they demand—premium sports and quality entertainment. Through our Chinese partnerships, we are able to consult on content across a broad range of platforms, including television, Internet, mobile phones and other multimedia assets in China, subject to the approval of the relevant PRC regulatory authority.
     We have developed an integrated platform of advertising resources across television, Internet, mobile phones, radio, newspapers, magazines, university campuses, and other media outlets. Through these outlets, we provide a total solution empowering clients at every stage of the media process linking advertisers with China’s young and upwardly mobile demographic to reach the desired audience in China.
     We were incorporated on November 7, 2005 in the Cayman Islands. We have grown significantly since our inception, primarily through the acquisition of assets, businesses and the development of distribution rights. In February 2009, we changed our name from “Xinhua Finance Media Limited” to “Xinhua Sports & Entertainment Limited,” following shareholder approval obtained on January 15, 2009, to sharpen our focus on sports and entertainment media. We changed our trading symbol on the NASDAQ Global Market to “XSEL” on March 2, 2009. As we extend our focus to sports and entertainment media, we anticipate our coverage of finance, and our finance media business, to decrease over time.
     Our business operates across three groups:
•	Broadcast, which refers to the sale of advertising and the consulting on content for and the distribution of our programming through television and radio channels, as well as the new media mobile value-added services we provide to mobile phone users in China. Our media platforms include Inner Mongolia Satellite Television, EasyFM 91.5 of Beijing and other radio and television channels throughout China. Our Broadcast Group also consults on the production of Fight Weekend, The Scene and the Fortune China series and engages in the production and distribution of bilingual radio content. With our business partners, we are consulting on content for four premium tier digital pay television channels to tap into the rapidly growing digital Chinese television market;

•	Print, which refers to our exclusive rights to sell advertising for and provide management and information consulting services to the magazines Money Journal and Chinese Venture and the newspaper the Economic Observer; and

•	Advertising, which refers to our advertising agency that plans, creates and places advertising for websites, television, print media, radio, campus billboards and outdoor media, as well as online advertising sales, our provision of below-the-line marketing services, and our research services on products, advertisements and markets.
     We generate revenue principally by producing and selling advertising time and space on broadcast and print distribution platforms and outdoor billboards, selling produced television programs and by providing advertising services.
     On March 14, 2007, we completed our initial public offering, in which we issued and sold 17,307,923 ADSs, representing 34,615,846 of our class A common shares, and certain of our then shareholders sold 5,769,000

ADSs, representing 11,538,000 of our class A common shares, in each case at an offering price of US$13.00 per ADS.
     Our principal executive offices are located at 2201, Tower D, Central International Trade Center, 6A Jian Wai Avenue, Chaoyang District, Beijing 100022, People’s Republic of China. Our telephone number at this address is 86-10-8567-6000. Our registered office in the Cayman Islands is at Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman KYI-1111, Cayman Islands. Our agent for service of process in the United States is Law Debenture Corporate Services Inc., located at 400 Madison Avenue, 4th Floor, New York, New York 10017.
The Securities We Are Registering
     We are using this prospectus to register up to 42,371,597 ADSs to be sold by the selling shareholders named herein.
The Offering
     The summary below describes the principal terms of the securities being offered hereunder.

Securities Offered by the Selling Shareholders	84,743,194 class A common shares.

ADSs Outstanding	40,112,277 ADSs outstanding as of the date of this prospectus. Each ADS represents two class A common shares.

Depositary	The Bank of New York Mellon

Use of Proceeds	We will not receive any proceeds from the sale of our ADSs by the selling shareholders.

Listing	Our ADSs are listed on the Nasdaq Global Market under the symbol “XSEL.”

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION
(in U.S. dollars, unless otherwise stated)
Introduction to Unaudited Pro Forma Condensed Consolidated Financial Information
     On December 31, 2008, we entered into an agreement with Pariya Holdings Limited, or Pariya, for the disposal of 85% of our ownership interest in Xinhua Finance Media (Convey) Ltd., or Convey, in which we acquired a 100% equity interest on July 2, 2007. The disposition was completed on December 31, 2008.
     We prepared the following unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2008 to illustrate the estimated effects on our consolidated results of operations of the disposition of our 85% ownership interest in Convey in December 2008. The following unaudited pro forma condensed consolidated financial information is derived from the historical financial statements of our company and Convey after giving effect to the pro forma adjustments described in the notes. The unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2008 present adjustments as if the disposal had been consummated on January 1, 2008. The preparation of the unaudited pro forma condensed consolidated statement of operations appearing below is based on financial statements prepared in accordance with U.S. GAAP. We did not prepare an unaudited pro forma condensed consolidated balance sheet because our audited consolidated balance sheet as of December 31, 2008 already reflected the disposition of Convey.
     The unaudited pro forma condensed consolidated statement of operations should be read in conjunction with “Item 5. Operating and Financial Review and Prospects” in our annual report on Form 20-F for the fiscal year ended December 31, 2008, as well as Note 6 and Note 28 to our audited consolidated financial statements contained in our annual report on Form 20-F for the fiscal year ended December 31, 2008, which is incorporated by reference in this prospectus.
     While the unaudited pro forma condensed consolidated financial information is helpful in showing the financial impact of the transaction, it is not intended to show how the consolidated companies would have actually performed if the event described above had in fact occurred on the date assumed or to project the results of operations or financial position for any future date or period. We have included in the unaudited pro forma condensed consolidated financial information all the adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the operating results in the historical period.

Unaudited Pro Forma Condensed Consolidated Statement of Operations For the Year Ended
December 31, 2008

	Xinhua Sports
	&
	Entertainment
	Limited (For the
	Year Ended
	December 31,	Pro Forma	Pro Forma	Pro Forma
	2008)	Adjustments	Adjustments	Adjustments	Subtotal	Pro Forma
		Note 1	Note 2	Note 3
	(In U.S. dollars)

Net revenues:
Advertising services	$107,891,719					$107,891,719
Content production	12,371,911					12,371,911
Advertising sales	65,355,685		$(21,598,870)	$179,327	$(21,419,543)	43,936,142
Publishing services	411,637					411,637

Total net revenues	186,030,952		(21,598,870)	179,327	(21,419,543)	164,611,409

Cost of revenues:
Advertising services	74,735,032			179,327	179,327	74,914,359
Content production	7,521,948					7,521,948
Advertising sales	30,756,279		(9,135,844)		(9,135,844)	21,620,435
Publishing services	1,479,005					1,479,005

Total cost of revenues	114,492,264		(9,135,844)	179,327	(8,956,517)	105,535,747

Operating expenses:
Selling and distribution	22,945,933		(1,479,612)		(1,479,612)	21,466,321
General and administrative	52,068,821		(1,684,173)	135,632	(1,548,541)	50,520,280
Impairment loss on goodwill	180,841,091					180,841,091
Impairment loss on intangible assets	25,562,095					25,562,095
Provision for doubtful debts.	10,427,114		(1,086,754)		(1,086,754)	9,340,360
Impairment loss on promissory note	8,521,483					8,521,483
Loss on disposal of subsidiaries	4,720,705	$(4,720,705)			(4,720,705)	—
Impairment loss on capitalized content production costs	3,085,850					3,085,850
Impairment loss on property and equipment	2,438,818					2,438,818
Provision for amount due from a related party	1,721,306					1,721,306

Total operating expenses	312,333,216	(4,720,705)	(4,250,539)	135,632	(8,835,612)	303,497,604

Other operating income	1,499,381		(7,710)		(7,710)	1,491,671

Loss from operations	(239,295,147)	4,720,705	(8,220,197)	(135,632)	(3,635,124)	(242,930,271)

Other income (expense):
Interest expense	(8,077,229)		60,589		60,589	(8,016,640)
Interest income	1,738,282		(9,122)		(9,122)	1,729,160
Impairment loss on principal protected note	(24,909,929)					(24,909,929)
Impairment loss on other investments	(1,333,066)	833,066			833,066	(500,000)

Loss before provision for income taxes	(271,877,089)	5,553,771	(8,168,730)	(135,632)	(2,750,591)	(274,627,680)
Provision for income taxes	2,354,442		(1,706,594)		(1,706,594)	647,848

Net loss before minority interest and equity in loss of an investment	(274,231,531)	5,553,771	(6,462,136)	(135,632)	(1,043,997)	(275,275,528)
Minority interest, net of taxes	640,468					640,468

Net loss	$(274,871,999)	$5,553,771	$(6,462,136)	$(135,632)	$(1,043,997)	$(275,915,996)

     Notes to unaudited pro forma condensed consolidated financial information:
1.	The adjustment reflects the reversal of loss on disposal of Convey of $4,720,705 and an impairment charge of $833,066 in relation to its 15% retained equity interest.

The loss on disposal of $4,720,705 is calculated based on the assets and liabilities attributable to Convey of $69,934,058 as of December 31, 2008, which represents its 85% disposed equity interest.

The total consideration for the sale was $85,000,000 and will be received in seven installments, with the first six installments being settled in 2009 and the last installment of $34,360,000 being settled in 2012. The sum of consideration receivable is contingent on the finalization of the 2008 earnout payable by us to Pariya which we estimate to be approximately $10,640,000 based on a multiple of the net income of Convey for the period from July 1, 2008 to June 30, 2009 and will be offset against the installment receivable in the third quarter of 2009 pursuant to the terms of the sales agreement. Since the purchase price is to be paid in seven installments, the total consideration was discounted to its present value of approximately $75,896,000.

The disposition was completed on December 31, 2008 and a loss on such disposition of $4,720,705 was recognized by us for the year ended December 31, 2008. Should the actual net income of Convey for the 2008 earnout period be lower or higher than we currently estimate, there would be a favorable or unfavorable impact on the loss on disposal of Convey. The potential impact on such loss ranges from a reduction of the loss by approximately $11,000,000 (i.e., becoming a gain on disposal of $7,000,000) to an additional loss of approximately $29,000,000.

As of December 31, 2008, we recognized an impairment loss of $833,066 for the 15% interest retained based on an estimation of the future cash flow of Convey.

2.	The adjustment reflects the exclusion of income and expenses attributable to Convey for the year ended December 31, 2008 as if the disposal had been completed on January 1, 2008.

3.	The adjustment reflects the reversal of elimination of intercompany transactions between Convey and us as if the disposal had been completed on January 1, 2008.

RISK FACTORS
     For a full description of the risks associated with our business, please see the risk factors set forth under the heading “Item 3D. Risk Factors—Risks related to our business” and “Item 3D. Risk Factors—Risks related to doing business in China” in our annual report on Form 20-F for the year ended December 31, 2008, which is incorporated by reference in this prospectus, and any accompanying prospectus supplement subsequently filed relating to a specific offering or sale, before investing in any securities that may be offered or sold pursuant to this prospectus.
Risks Related to the ADSs
The market price for our ADSs may be volatile.
     The market price for our ADSs is likely to be highly volatile and subject to wide fluctuations in response to factors including the following:
•	announcements of technological or competitive developments;

•	regulatory developments in our target markets affecting us, our customers or our competitors;

•	announcements of studies and reports relating to the circulation, ratings, audience or readership size or composition, quality or effectiveness of our and our strategic partners’ products and services or those of our competitors;

•	actual or anticipated fluctuations in our quarterly operating results;

•	changes in financial estimates by securities research analysts;

•	changes in the economic performance or market valuations of other media and advertising companies;

•	addition or departure of our executive officers and key personnel;

•	fluctuations in the exchange rates between the U.S. dollar and RMB;

•	release or expiration of lock-up or other transfer restrictions on our outstanding ADSs; and

•	sales or perceived sales of additional ADSs.
     In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are not related to the operating performance of particular companies. These market fluctuations may also have a material adverse effect on the market price of our ADSs.
Our ADSs are currently at risk for delisting from the Nasdaq Global Market. Delisting could adversely affect the liquidity of our ADSs and the market price of our ADSs could decrease, and our ability to obtain adequate financing for the continuation of our operations would be substantially impaired.
     Our ADSs are currently listed on the Nasdaq Global Market. The Nasdaq Stock Market LLC, or Nasdaq, has minimum requirements that a company must meet in order to remain listed on the Nasdaq Global Market. These requirements include maintaining a minimum closing bid price of $1.00 per share, and the closing bid price of our ADSs on May 20, 2009 was $0.68 per share. These requirements also include maintaining a minimum market value of publicly held shares, and, as of May 20, 2009, we met this minimum requirement. If we fail to meet these requirements, Nasdaq may decide to initiate the delisting process on our ADSs. If our ADSs are delisted, the liquidity of our ADSs would be adversely affected, the market price of our ADSs could further decrease, and our ability to obtain adequate financing for the continuation of our operations would be substantially impaired.

Delisting may also cause us to default under a credit agreement we entered into in October 2008, which could have a material adverse effect on our results of operations, financial condition or cashflows.
Substantial future sales or perceived sales of our ADSs in the public market could cause the price of our ADSs to decline.
     Sales of our ADSs in the public market, or the perception that these sales could occur, could cause the market price of our ADSs to decline. Immediately after completion of our initial public offering, we had 23,076,923 ADSs outstanding. All ADSs sold in the initial public offering are freely transferable without restriction or additional registration under the Securities Act of 1933, as amended, or the Securities Act. The remaining ADSs outstanding after the initial public offering are currently available for sale, subject to volume and other restrictions as applicable under Rule 144 and Rule 701 of the Securities Act.
You may not have the same voting rights as the holders of our common shares and may not receive voting materials in time to be able to exercise your right to vote.
     Except as described in this filing and in the deposit agreement, holders of our ADSs will not be able to exercise voting rights attaching to the shares represented by our ADSs on an individual basis. Holders of our ADSs will appoint the depositary or its nominee to vote the shares represented by the ADSs. You may not receive voting materials in time to instruct the depositary to vote and it is possible that you, or persons who hold their ADSs through brokers, dealers or other third parties, will not have the opportunity to exercise a right to vote. Upon our written request, the depositary will mail to you a shareholder meeting notice which contains, among other things, a statement as to the manner in which your voting instructions may be given, including an express indication that such instructions may be given or deemed given to the depositary to give a discretionary proxy to a person designated by us if no instructions are received by the depositary from you on or before the response date established by the depositary. However, no voting instruction shall be deemed given and no such discretionary proxy shall be given with respect to any matter as to which we inform the depositary that (i) we do not wish such proxy given, (ii) substantial opposition exists, or (iii) such matter materially and adversely affects the rights of shareholders.
Your right to participate in any future rights offerings may be limited, which may cause dilution to your holdings and you may not receive cash dividends if it is impractical to make them available to you.
     We may from time to time distribute rights to our shareholders, including rights to acquire our securities. However, we cannot make rights available to you in the United States unless we register the rights and the securities to which the rights relate under the Securities Act or an exemption from the registration requirements is available. Also, under the deposit agreement, the depositary bank will not make rights available to you unless the distribution to ADS holders of both the rights and any related securities are either registered under the Securities Act or exempted from registration under the Securities Act. We are under no obligation to file a registration statement with respect to any such rights or securities or to endeavor to cause such a registration statement to be declared effective. Moreover, we may not be able to establish an exemption from registration under the Securities Act. Accordingly, you may be unable to participate in our rights offerings and may experience dilution in your holdings.
     In addition, the depositary of our ADSs has agreed to pay to you the cash dividends or other distributions it or the custodian receives on our common shares or other deposited securities after deducting its fees and expenses. You will receive these distributions in proportion to the number of common shares your ADSs represent. However, the depositary may, at its discretion, decide that it is inequitable or impractical to make a distribution available to any holders of ADSs. For example, the depositary may determine that it is not practicable to distribute certain property through the mail, or that the value of certain distributions may be less than the cost of mailing them. In these cases, the depositary may decide not to distribute that property and you will not receive that distribution.

We are a Cayman Islands company and, because judicial precedent regarding the rights of shareholders is more limited under Cayman Islands law than that under U.S. law, you may have less protection for your shareholder rights than you would under U.S. law.
     Our corporate affairs are governed by our amended and restated memorandum and articles of association, the Cayman Islands Companies Law and the common law of the Cayman Islands. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary responsibilities of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as that from English common law, which has persuasive, but not binding, authority on a court in the Cayman Islands. The rights of our shareholders and the fiduciary responsibilities of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a less developed body of securities laws than the United States. In addition, some U.S. states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law than the Cayman Islands.
     As a result of the above, public shareholders of our company may have more difficulty protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders of our company than they would as shareholders of a U.S. public company.
Our memorandum and articles of association contain anti-takeover provisions that could adversely affect the rights of holders of our common shares and ADSs.
     We have included certain provisions in our memorandum and articles of association that could limit the ability of others to acquire control of our company, and deprive our shareholders of the opportunity to sell their shares at a premium over the prevailing market price by discouraging third parties from seeking to obtain control of our company in a tender offer or similar transactions.
     We have included the following provisions in our new articles that may have the effect of delaying or preventing a change of control of our company:
•	Our board of directors has the authority to establish from time to time one or more series of preferred shares without action by our shareholders and to determine, with respect to any series of preferred shares: the terms and rights of that series, including the designation of the series; the number of shares of the series; the dividend rights, dividend rates, conversion rights, voting rights; and the rights and terms of redemption and liquidation preferences.

•	Our board of directors may issue series of preferred shares without action by our shareholders to the extent available authorized but unissued preferred shares exist. Accordingly, the issuance of preferred shares may adversely affect the rights of the holders of the common shares. Issuance of preference shares may dilute the voting power of holders of common shares.

•	Subject to applicable regulatory requirements, our board of directors may issue additional common shares without action by our shareholders to the extent available authorized but unissued shares exist.
You may have difficulty enforcing judgments obtained against us.
     We are a Cayman Islands company and most of our assets are located outside of the United States. Most of our current operations are conducted in the PRC. In addition, most of our directors and officers are nationals and residents of countries other than the United States. A substantial portion of the assets of these persons are located outside the United States. As a result, it may be difficult for you to effect service of process within the United States upon these persons. It may also be difficult for you to enforce in U.S. courts judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against us and our officers and directors, most of whom are not residents in the United States and the substantial majority of whose assets are located outside of the United States. In addition, there is uncertainty as to whether the courts of the Cayman Islands or the PRC would recognize or enforce judgments of U.S. courts.
There is a significant risk that we may be classified as a passive foreign investment company, which could result in adverse U.S. federal income tax consequences to U.S. Holders of our ADSs or common shares.
     A non-U.S. corporation will be a passive foreign investment company, or PFIC, for any taxable year if either (i) at least 75% of its gross income for such year is passive income or (ii) at least 50% of the value of its assets (based on an average of the quarterly values of the assets) during such year is attributable to assets that produce passive income or are held for the production of passive income. We must make a separate determination after the close of each taxable year as to whether we were a PFIC for that year. Because the value of our assets for purposes of the PFIC test will generally be determined by reference to the market price of our ADSs and common shares, our PFIC status will depend in large part on the market price of the ADSs and common shares, which may fluctuate significantly. Based on the current market price of our ADSs and the value and composition of our assets, we believe there is a significant risk that we will be a PFIC for our current taxable year ending December 31, 2009 and for future taxable years, unless the market price of our ADSs increases or we reduce the amount of cash and other passive assets we hold relative to the amount of non-passive assets we hold. However, the application of the PFIC rules is subject to uncertainty in several respects, including how the contractual arrangements between us and our affiliated entities will be treated for purposes of the PFIC rules. Because PFIC status is a factual determination for each taxable year that cannot be made until after the close of each such year, Latham & Watkins LLP, our special U.S. counsel, expresses no opinion with respect to our PFIC status or our beliefs or expectations set forth in this paragraph. If we are a PFIC for any taxable year during which a U.S. Holder (as defined in “Taxation—United States Federal Income Taxation”) holds an ADS or a common share, certain adverse U.S. federal income tax consequences could apply to such U.S. Holder. See “Taxation—United States Federal Income Taxation—Passive Foreign Investment Company.”
We incur increased costs as a result of being a public company.
     As a public company, we incur a significantly higher level of legal, accounting, administrative and other expenses than we did as a private company. In addition, the Sarbanes-Oxley Act of 2002, as well as new rules subsequently implemented by the SEC and Nasdaq, have required changes in corporate governance practices of public companies. These new rules and regulations have increased our legal and financial compliance costs and made certain activities more time-consuming and costly. As a result of becoming a public company, we have established additional board committees and adopted and implemented additional policies regarding internal controls over financial reporting and disclosure controls and procedures. In particular, compliance with Section 404 of the Sarbanes-Oxley Act, which requires public companies to include a report of management on the effectiveness of such company’s internal control over financial reporting, has increased our costs. Furthermore, we incur costs associated with public company reporting requirements, such as the requirements to file filings and other event-related reports with the SEC. Accordingly, we expect to continue to incur high levels of legal, accounting, administrative and other expenses as a public company. In addition, we expect the rules and regulations that govern public companies to make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage.

EXCHANGE RATE INFORMATION
     Please see the exchange rate data set forth under the heading “Item 3A. Key Information—Exchange Rate Information” in our annual report on Form 20-F for the year ended December 31, 2008, which is incorporated by reference in this prospectus, and any prospectus supplement subsequently filed relating to a specific offering or sale, before investing in any securities that may be offered or sold pursuant to this prospectus.

OFFER STATISTICS AND EXPECTED TIMETABLE
     The selling shareholders identified in this prospectus may sell from time to time up to 84,743,194 class A common shares represented by 42,371,597 ADSs. We shall keep the shelf registration statement current and cause it to remain effective to permit the prospectus under the shelf registration statement or any subsequent registration statement to be usable by the registrable securities holders until such time the registrable securities holders no longer hold any registrable securities or all such registrable securities may be sold pursuant to Rule 144.

USE OF PROCEEDS
     We will not receive any of the proceeds from the sale of ADSs by any selling shareholders.

DIVIDEND POLICY
     Please see the description of our dividend policy set forth under the heading “Item 8A. Financial Information—Dividend Policy” in our annual report on Form 20-F for the year ended December 31, 2008, which is incorporated by reference in this prospectus, and any prospectus supplement subsequently filed relating to a specific offering or sale, before investing in any securities that may be offered or sold pursuant to this prospectus.

ENFORCEABILITY OF CIVIL LIABILITIES
     We were incorporated in the Cayman Islands in order to enjoy the following benefits:
•	political and economic stability;

•	an effective judicial system;

•	a favorable tax system;

•	the absence of exchange control or currency restrictions; and

•	the availability of professional and support services.
     However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include:
•	the Cayman Islands has a less developed body of securities laws as compared to the United States and these securities laws provide significantly less protection to investors; and

•	Cayman Islands companies may not have standing to sue before the federal courts of the United States.
     Our constituent documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders, be arbitrated.
     All of our media operations are conducted in China, and substantially all of our assets are located in China. A majority of our officers are nationals or residents of jurisdictions other than the United States and a substantial portion of their assets are located outside the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.
     We have appointed Law Debenture Corporate Services Inc., 400 Madison Avenue, 4th Floor, New York, New York 10017, as our agent upon whom process may be served in any action brought against us under the securities laws of the United States.
     Conyers Dill & Pearman, our counsel as to Cayman Islands law, and Commerce & Finance Law Offices, our counsel as to PRC law, have advised us, respectively, that there is uncertainty as to whether the courts of the Cayman Islands and China, respectively, would:
•	recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or

•	entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.
     Conyers Dill & Pearman has further advised us that a final and conclusive judgment in the federal or state courts of the United States under which a sum of money is payable, other than a sum payable in respect of taxes, fines, penalties or similar charges, may be subject to enforcement proceedings as a debt in the courts of the Cayman Islands under the common law doctrine of obligation.
     Commerce & Finance Law Offices has further advised us that the recognition and enforcement of foreign judgments are provided for under PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions.

CAPITALIZATION
     The following table sets forth our capitalization as of December 31, 2008 on an actual basis.
     You should read this table together with our consolidated financial statements incorporated by reference into this prospectus.

As of December 31, 2008
(In thousands)
Redeemable convertible preferred shares	$30,606
Convertible loan	33,200
Shareholders’ equity:
Class A common shares and non-vested shares, $0.001 par value, 343,822,874 shares authorized; 146,914,667 shares issued and outstanding (1)	104
Treasury stock	(1)
Additional paid-in capital	481,320
Accumulated deficit	(252,968)
Accumulated other comprehensive income	7,165

Total shareholders’ equity	235,620

Total capitalization	$299,426

(1)	Excludes 5,986,160, 4,729,968, 3,525,800 and 10,000,000 common shares issuable upon exercise of options, warrants, restricted share units and convertible preferred shares, respectively, outstanding as of December 31, 2008 and 529,422 and 26,000 common shares reserved for future issuance under any individual agreements for options and restricted share units, respectively, that may be entered into.

MARKET PRICE
     Please see the market price data set forth under the heading “Item 9A. The Offer and Listing—Offering and Listing Details” in our annual report on Form 20-F for the year ended December 31, 2008, which is incorporated by reference in this prospectus, and any prospectus supplement subsequently filed relating to a specific offering or sale, before investing in any securities that may be offered or sold pursuant to this prospectus.

DESCRIPTION OF SHARE CAPITAL
     We were incorporated on November 7, 2005 in the Cayman Islands as an exempted company limited by shares and our affairs are governed by the Companies Law, Cap. 22 (Law 3 of 1961, as consolidated and revised) of the Cayman Islands, which is referred to as the Companies Law below.
     As of the date of this prospectus, there are 343,822,874 class A common shares, 50,054,619 class B common shares, 345,600 Series B convertible preferred shares and 605,776,907 shares that are not yet designated as to class or series, authorized, of which 152,028,667 class A common shares and 326,400 Series B convertible preferred shares are issued and outstanding.
     The following are summaries of material provisions of our amended and restated memorandum and articles of association and the Companies Law insofar as they relate to the material terms of our common shares.
Common Shares
     General. All of our outstanding common shares are fully paid and non-assessable. Certificates representing the common shares are issued in registered form. Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their shares.
     Dividends. The holders of our common shares are entitled to such dividends as may be declared by our board of directors subject to the Companies Law.
     Voting Rights. Each class A common share is entitled to one vote on all matters upon which the common shares are entitled to vote. Voting at any meeting of the shareholders is by a show of hands unless a poll is demanded. A poll may be demanded by (i) the chairman of the meeting or (ii) at least three shareholders present in person or, in the case of a shareholder being a corporation, by its duly authorized representative or by proxy for the time being entitled to vote at the meeting or (iii) any shareholder or shareholders present in person or, in the case of a shareholder being a corporation, by its duly authorized representative or by proxy and representing not less than one tenth of the total voting rights of all shareholders having the right to vote at the meeting or (iv) a shareholder or shareholders present in person, or in the case of a shareholder being a corporation, by its duly authorized representative or by proxy and holding our shares conferring a right to vote at the meeting, being shares on which an aggregate sum has been paid equal to not less than one tenth of the total sum paid up on all shares conferring that right or (v) if required by the rules of the designated stock exchange, by any director or directors who, individually or collectively, hold proxies in respect of shares representing 5% or more of the total voting rights at such meeting.
     A quorum required for a meeting of shareholders consists of at least two shareholders present in person or by proxy or, if a corporation or other non-natural person, by its duly authorized representative. The shareholders must represent at least one-third of the total issued common shares in our company. Shareholder meetings are held annually and may be convened by our board of directors on its own initiative or upon a request to the directors by shareholders holding in aggregate at least 10% of our voting share capital. Advance notice of at least ten days is required for the convening of our annual general meeting and other shareholder meetings.
     In order for an ordinary resolution to be passed by the shareholders the affirmative vote of a simple majority of the votes attaching to the common shares must be cast in a general meeting, while a special resolution requires the affirmative vote of no less than two-thirds of the votes cast attaching to the common shares. A special resolution is required for important matters such as a change of name. Holders of the common shares may effect certain changes by ordinary resolution, including altering the amount of our authorized share capital, consolidating and dividing all or any of our share capital into shares of a larger amount than our existing share capital and cancelling any shares.
     Transfer of Shares. Subject to the restrictions of our amended and restated memorandum and articles of association, as applicable, any of our shareholders may transfer all or any of his or her common shares by an instrument of transfer in the usual or common form or any other form approved by our board.

     Our board of directors may, in its absolute discretion, decline to register any transfer of any common share which is not fully paid up or on which we have a lien. Our directors may also decline to register any transfer of any common share unless (a) the instrument of transfer is lodged with us, accompanied by the certificate for the common shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer; (b) the instrument of transfer is in respect of only one class of common shares; (c) the instrument of transfer is properly stamped, if required; (d) in the case of a transfer to joint holders, the number of joint holders to whom the common share is to be transferred does not exceed four; (e) the shares conceded are free of any lien in favor of us; or (f) a fee of such maximum sum as the Nasdaq Global Market may determine to be payable, or such lesser sum as our board of directors may from time to time require, is paid to us in respect thereof.
     If our directors refuse to register a transfer they shall, within two months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal. The registration of transfers may, on notice being given by advertisement in one or more newspapers or by electronic means, be suspended and the register closed at such times and for such periods as our board of directors may from time to time determine, provided, however, that the registration of transfers shall not be suspended nor the register closed for more than 30 days in any year.
     Liquidation. On a return of capital on winding up or otherwise (other than on conversion, redemption or purchase of shares), assets available for distribution among the holders of common shares shall be distributed among the holders of the common shares on a pro rata basis. If our assets available for distribution are insufficient to repay all of the paid-up capital, the assets will be distributed so that the losses are borne by our shareholders proportionately.
     Calls on Shares and Forfeiture of Shares. Our board of directors may, from time to time, make calls upon shareholders for any amounts unpaid on their shares in a notice served to such shareholders at least 14 days prior to the specified time and place of payment. The shares that have been called upon and remain unpaid on the specified time are subject to forfeiture.
     Redemption of Shares. Subject to the provisions of the Companies Law, we may issue shares on terms that are subject to redemption, at our option or at the option of the holders, on such terms and in such manner as may be determined by special resolution.
     Variations of Rights of Shares. All or any of the special rights attached to any class of shares may, subject to the provisions of the Companies Law, be varied either with the written consent of the holders of three-fourths of the issued shares of that class or with the sanction of a resolution passed by holders of shares of that class.
     Inspection of Books and Records. Holders of our common shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records. However, we will provide our shareholders with annual audited financial statements. See “Where You Can Find More Information About Us.”
Series B Convertible Preferred Stock
     In February 2008, we issued 300,000 Series B convertible preferred shares to Yucaipa Global Partnership Fund L.P., or Yucaipa, which were purchased for $30.0 million. The Series B convertible preferred shares are a newly-created series having certain preferences, limitations and relative rights.
     The Series B convertible preferred shares are convertible into class A common shares at the option of holders based on a conversion formula at any time after the first anniversary of the closing of the placement which occurred on February 28, 2008, or upon the occurrence of certain other events. The conversion rate at any time shall be determined by dividing an amount equal to the sum of (1) the stated value per share, which is $100.00 per convertible preferred share subject to adjustment in the event of any subdivision or combination of the outstanding preferred shares, plus (2) the amount of any accrued dividends per share then remaining unpaid on each convertible preferred share being converted by the then applicable conversion price, initially equal to $3.00 per share, but subject to adjustment.
     Yucaipa, as a holder of our Series B convertible preferred shares, is entitled to vote on an “as converted” basis together with the holders of our common shares. Moreover, the approval of the holders of a majority of the outstanding Series B convertible preferred shares is required for certain matters, such as authorizing the issuance of any parity shares, while the approval of the holders of a majority of the outstanding Series B convertible preferred shares and any outstanding parity shares is required for certain other matters, such as entering into certain transactions with shareholders or affiliates, or materially changing the scope of our business. The Series B convertible preferred shares are entitled to quarterly preferred dividends at the rate of 8% per annum payable in cash or, at our option subject to certain limitations, through the issuance of additional convertible preferred shares. We issued a total of 26,400 additional Series B convertible preferred shares to Yucaipa in July and October 2008 and in January and May 2009 as dividends. Upon any liquidation, the convertible preferred shares would be entitled to a liquidation preference. The holders of the Series B convertible preferred shares have the right to require that their shares be redeemed by us upon the occurrence of certain events.
     In addition, pursuant to a shareholders agreement with Yucaipa, Xinhua Finance Limited, or XFL, with which we are affiliated, is required to vote its shares in us and take certain other actions to ensure that an individual designated by Yucaipa will remain one of our directors so long as Yucaipa continues to hold at least 50% of the convertible preferred shares originally issued under the share purchase agreement. The shareholders agreement also provides Yucaipa with certain tag-along rights in connection with certain sales by XFL of common shares it holds in us. Further, pursuant to a registration rights agreement dated February 28, 2008, we have granted Yucaipa piggyback registration rights. A total of 10,000,000 common shares of our company are covered by these registration rights, assuming all of the outstanding Series B convertible preferred shares are converted, there are no accrued and unpaid dividends and the conversion price is not adjusted.
History of Securities Issuances
     The following is a summary of securities issuances by us and share transfers among our existing shareholders.
     Shares issued to XFL. On November 7, 2005, the date of our inception, we issued one share to XFL. On January 12, 2006, we issued one additional share to XFL. These two shares were subsequently divided into 1,000 shares each on March 24, 2006. On March 16, 2006, we issued 42,612,289 shares to XFL, and on September 21, 2006 we issued an additional 7,440,329 shares to XFL.
     Convertible preferred shares and convertible debt. We issued 16,404,926 convertible preferred shares and debt initially convertible into 2,734,154 class A common shares to Patriarch Partners Media Holdings, LLC, or Patriarch Partners, on March 16, 2006. On September 19, 2006, we redeemed 819,672 of these shares. On September 20, 2006, we amended the terms of our credit agreement with Patriarch Partners so that the debt was convertible into 3,554,401 class A common shares plus common shares for accrued and unpaid interest. On March 14, 2007, the convertible loan and convertible preferred shares were converted into 3,554,401 and 15,585,254 class A common shares, respectively.
     Class A common shares to Fredy Bush. We issued 11,050,000 class A common shares to Fredy Bush, our Chairman and Chief Executive Officer, on June 13, 2006. The shares were subject to staggered lock-up periods ranging up to five years from the date of issuance. On November 20, 2006, Ms. Bush transferred 635,000 of the shares that vested in 2007 to certain third parties unrelated to us, which were subject to lock-up until January 22, 2008. On December 20, 2006, Dragon Era Group Limited, or Dragon Era, which is owned by Ms. Bush’s trust and holds the shares beneficially owned by Ms. Bush, transferred 1,050,000 of the shares that vested in 2007 to certain third parties unrelated to us. On September 6, 2007, a third party transferred 1,000,000 shares back to Dragon Era. The 50,000 shares held by the other third party were subject to lock-up until January 22, 2008. On January 19, 2009 the third party transferred an additional 5,000 shares back to Dragon Era. Of the shares held by Dragon Era, 1,500,000 were subject to lock-up until the SEC’s declaration of effectiveness of our registration statement on Form F-1, and were sold as part of our initial public offering. An additional 40,000 shares were subject to lock-up until January 22, 2008, 2,170,000 were subject to lock-up until June 13, 2008 and the remaining 6,655,000 were subject to staggered lock-up periods through June 13, 2011. Pursuant to a board resolution passed on December 17, 2008, the remaining 6,655,000 shares subject to lock-up were vested as of that date. On March 31, 2008 we granted 340,000 restricted share units to the Fredy Bush Family Trust. On February 24, 2009 Ms. Bush transferred 660,000 shares to the Fredy Bush Family Trust.
     Private placement and share restructuring. We issued 14,429,083 class A common shares and 4,099,968 warrants exercisable for class A common shares to various persons and entities on September 22, 2006 and 6,532,071 class A common shares on November 1, 2006. We issued 50,000, 546,248, 2,043,347, 3,261,670, 50,000, 300,000, 4,000,000 and 4,000,000 class A common shares to various persons and entities on June 25, 2007, August 23, 2007, November 13, 2007, April 1, 2008, April 25, 2008, August 15, 2008, October 16, 2008 and January 5, 2009, respectively.
     Option and restricted share units. In order to attract and retain the best available personnel for positions of substantial responsibility, provide additional incentive to employees and promote the success of our business in July 2006 we authorized the grant of options to purchase a maximum of 11,727,602 shares in our company. We entered into individual option agreements on July 11, 2006 and granted 11,198,180 options. As of the date of this prospectus, there were 6,222,934 common shares issuable upon the exercise of outstanding share options at a weighted average exercise price of $0.78 per share, and there were 2,432,072 common shares available for future issuance upon the exercise of future grants under individual option agreements. In addition, pursuant to the 2007 share option plan, we have granted options to purchase an aggregate of 1,790,000 common shares of our company to our directors and a consultant. Pursuant to the plan, we have also granted restricted share units representing an aggregate of 5,536,000 common shares to our employees. The restricted share units are subject to a two year vesting schedule and will lapse in the event of termination of employment with us. Employees are not required to pay for the restricted share units. For a further description, see “Item 6.B. Directors, Senior Management and Employees—Compensation of Directors and Executive Officers—Share options” of our annual report on Form 20-F for the year ended December 31, 2008, which is incorporated by reference in this prospectus, and any prospectus supplement subsequently filed relating to a specific offering or sale.
     Our shareholders adopted a 2007 share option plan in furtherance of the same purposes on February 7, 2007. The maximum aggregate number of shares that may be issued pursuant to all awards is equal to the lesser of (1) 19,530,205 class A common shares or (2) a lesser number of common shares determined by the administrator of the plan. As of the date of this prospectus, there were 1,790,000 common shares issuable upon the exercise of outstanding share options under the plan at a weighted average exercise price of $1.23 per share, and 931,000 shares issuable upon the vesting of outstanding restricted share units. There were also 12,885,005 common shares available for future issuance upon the exercise of future grants of options and restricted share units under the plan.
     We issued a total of 5,587,019 class A common shares in June, July and September of 2007 and April 2008 pursuant to options previously granted. In February 2008, an aggregate of 5,536,000 restricted class A common shares were granted to employees, of which 4,241,200 shares and 680,800 shares were vested and lapsed respectively as of the date of this prospectus.
     Warrants to Billy Kung. We issued 630,000 warrants exercisable for class A common shares to Billy Kung, an independent consultant, on December 7, 2006 for consulting work carried out by him for us. The shares are subject to a lock-up period of five years which commenced on December 21, 2006.
     Warrants to Ken Chen. We issued 221,280 warrants exercisable for class A common shares to Ken Chen, a former employee, on January 15, 2007 as compensation for past services. These warrants expired on March 9, 2008, and can no longer be exercised.
     Initial Public Offering. On March 14, 2007, we completed our initial public offering, in which we issued and sold 17,307,923 ADSs, representing 34,615,846 of our class A common shares, and certain of our then existing shareholders sold 5,769,000 ADSs, representing 11,538,000 of our class A common shares, in each case at an offering price of US$13.00 per ADS.
     Share repurchase. We repurchased a total of 5,348,890 of our class A common shares in March, May and June 2008 pursuant to our share repurchase plan, which provides for the repurchase of up to $50.0 million of our common shares of which approximately $38,489,716 is still available for the repurchase of our shares under the plan.
     Series B Convertible Preferred Shares. In February 2008, we issued 300,000 Series B convertible preferred shares to Yucaipa for $30.0 million. We have issued an additional 26,400 Series B convertible preferred shares as pay-in-kind dividends to Yucaipa as of the date hereof.
     In connection with the acquisitions we have made, we issued 6,929,544 class A common shares to Sino Investment Holdings Limited in November 2006, 6,532,071 class A common shares to Honour Rise Services Limited in November 2006, a total of 100,000 shares to He Zhihao, Lu Qibo and Zhang Jingyu in June 2007 and April 2008, 2,043,347 class A common shares to Whole Fortune Limited in November 2007, a total of 3,261,670 class A common shares to Alphawin Investments Limited, Multi Interactive Communication Limited and Fortune Consultancy Holding Limited in April 2008 and a total of 8,000,000 class A common shares to Chung Cheng Co., Ltd. in October 2008 and January 2009.
     2008 Convertible Loan Facility. On October 21, 2008, we entered into a credit agreement with Zohar CDO 2003-1, Limited and Zohar II 2005-1, Limited, as lenders, together with Patriarch Partners Agency Services, LLC, as agent for the lenders. Each of the lenders and the agent are affiliates of Patriarch Partners, one of our major shareholders. The facility is for a term of four years and is secured by a pledge of our television assets. The amount outstanding under the loan facility is convertible into our class A common shares at a conversion price of $1.12 per class A common share for the period from October 21, 2009 to October 20, 2010. The conversion price will be increased to $1.37 per class A common share for the period from October 21, 2010 to October 20, 2011, and to $1.62 per class A common share for the period after October 21, 2012. We also granted certain registration rights, pre-emptive rights and tag-along rights to the lenders. As of the date of this prospectus, we have drawn down an aggregate of $57.8 million from the loan facility.
Differences in Corporate Law
     The Companies Law differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Law applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.
     Mergers and similar arrangements. Cayman Islands law does not provide for mergers as that expression is understood under United States corporate law. However, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:
•	the company is not proposing to act illegally or beyond the scope of its authority and the statutory provisions as to majority vote have been complied with;

•	the shareholders have been fairly represented at the meeting in question;

•	the arrangement is such that a businessman would reasonably approve; and

•	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Law, or would amount to a “fraud on the minority.”
     When a take-over offer is made and accepted by holders of 90.0% of the shares within four months, the offerer may, within a two-month period, require the holders of the remaining shares to transfer such shares according to the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed unless there is evidence of fraud, bad faith or collusion.
     If the arrangement and reconstruction is thus approved, the dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of United States corporations, providing rights to receive payment in cash for the judicially determined value of the shares.
     Shareholders’ suits. Derivative actions have been brought and reported in the Cayman Islands but were unsuccessful. In principle, we will normally be the proper plaintiff and a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, exceptions to the foregoing principle apply in circumstances in which:
•	a company is acting or proposing to act illegally or beyond the powers defined by law and its memorandum and articles of association;

•	the act complained of, although not beyond the powers defined by law and its memorandum and articles of association could be effected if duly authorized by more than a simple majority vote which has not been obtained; and

•	those who control the company are perpetrating a “fraud on the minority.”
     Indemnification. Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.
     Our amended and restated memorandum and articles of association provide for indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacity as such, except through their own willful neglect or default.
     We have entered into indemnification agreements with our directors and executive officers to indemnify them to the fullest extent permitted by applicable law and our articles of association, from and against all costs, charges, expenses, liabilities and losses incurred in connection with any litigation, suit or proceeding to which such director is or is threatened to be made a party, witness or other participant.
     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and therefore is unenforceable.
Registration Rights
     Patriarch Partners and its affiliates
     Pursuant to an investor rights agreement dated as of March 16, 2006, or the 2006 Investor Rights Agreement, we have granted Patriarch Partners and certain holders of our common shares customary registration rights, including demand and piggyback registration rights. In connection with the loan facility we obtained in October 2008, we entered into an investor and registration rights agreement, or the 2008 Investor Rights Agreement, with the lenders, pursuant to which we granted certain registration rights, tag-along rights and other rights to the lenders.
     Set forth below is a description of the registration rights granted under the 2006 Investor Rights Agreement and the 2008 Investor Rights Agreement:
     Demand registration rights. Under the 2006 Investor Rights Agreement, at any time commencing 180 days after the date of our initial public offering, holders of registrable securities representing 2% of the outstanding common shares have the right to demand that we file a registration statement covering the offer and sale of their securities with anticipated aggregate proceeds in excess of $5.0 million. We are required to use our reasonable best efforts to have the related registration statement declared effective and remain effective for 180 days or until all the registered shares are sold to the public.
     Under the 2008 Investor Rights Agreement, we are required to file with the Securities and Exchange Commission, within 180 days prior to the first date on which loans outstanding under the loan facility will be convertible into our class A common shares, a shelf registration statement for an offering to be made on a continuous or delayed basis covering the resale from time to time of our class A common shares by registrable holders, which are initially the lenders. We are also required to use our reasonable best efforts to cause such shelf registration statement to be declared effective under the Securities Act as soon as practicable after such filing. We shall keep the shelf registration statement current and cause it to remain effective to permit the prospectus under the shelf registration statement or any subsequent registration statement to be usable by the registrable securities holders until such time the registrable securities holders no longer hold any registrable securities or all such registrable securities may be sold pursuant to Rule 144.
     Piggyback registration rights. If we propose to file a registration statement for a public offering of our securities then we must offer holders of registrable securities under the 2006 Investor Rights Agreement or the 2008 Investor Rights Agreement an opportunity to include in the registration all or any part of their registrable securities. We must use our reasonable best efforts to include these shares in the registration statement.
     Expenses of registration. We will pay all expenses, other than underwriting discounts, selling commissions and stock transfer taxes, relating to any demand, piggyback or F-3 or S-3 registration, including all registration, filing and qualification fees, printer and accounting fees, fees and disbursements of counsel for us and the reasonable fees and disbursements of one counsel for the selling shareholders.
     Yucaipa
     Pursuant to a registration rights agreement dated February 28, 2008, we have granted Yucaipa piggyback registration rights. We will pay all expenses incurred by us in effecting any registration under the agreement, including all registration, qualification and filing fees, printing expenses, and the expense of any special audits, as well as the reasonable fees and disbursements of a single special legal counsel to represent the selling shareholders.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES
American Depositary Shares
     The Bank of New York Mellon, as depositary, has registered and will deliver ADSs. Each ADS represents two class A common shares (or a right to receive two shares) deposited with the office of The Hong Kong and Shanghai Banking Corporation Limited, as custodian for the depositary. Each ADS will also represent any other securities, cash or other property which may be held by the depositary. The depositary’s corporate trust office at which the ADSs will be administered is located at 101 Barclay Street, New York, New York 10286. The Bank of New York Mellon’s principal executive office is located at One Wall Street, New York, New York 10286.
     You may hold ADSs either (A) directly (i) by having an American Depositary Receipt, which is a certificate evidencing a specific number of ADSs, registered in your name, or (ii) by holding ADSs in the Direct Registration System, or (B) indirectly through your broker or other financial institution. If you hold ADSs directly, you are an ADS holder. This description assumes you hold your ADSs directly. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADR holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.
     The Direct Registration System, or DRS, is a system administered by DTC pursuant to which the depositary may register the ownership of uncertificated American Depositary Shares, which ownership shall be evidenced by periodic statements issued by the depositary to the ADS holders entitled thereto.
     As an ADS holder, we will not treat you as one of our shareholders and you will not have shareholder rights. Cayman Islands law governs shareholder rights. The depositary will be the holder of the shares underlying your ADSs. As a holder of ADSs, you will have ADS holder rights. A deposit agreement among us, the depositary and you, as an ADS holder, and the beneficial owners of ADSs set out ADS holder rights as well as the rights and obligations of the depositary. New York law governs the deposit agreement and the ADSs.
     The following is a summary of the material provisions of the deposit agreement. For more complete information, you should read the entire deposit agreement and the form of American Depositary Receipt. Directions on how to obtain copies of those documents are provided in the section of this prospectus headed “Where You Can Find Additional Information.”
Dividends and Other Distributions
How will you receive dividends and other distributions on the shares?
     The depositary has agreed to pay to you the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, after deducting its fees and expenses. You will receive these distributions in proportion to the number of class A common shares your ADSs represent.
•	Cash. The depositary will convert any cash dividend or other cash distribution we pay on the shares into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If that is not possible or if any government approval is needed and cannot be obtained, the deposit agreement allows the depositary to distribute the foreign currency only to those ADR holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest.

Before making a distribution, any withholding taxes, or other governmental charges that must be paid will be deducted. See the section of this prospectus headed “Taxation.” It will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some or all of the value of the distribution.
•	Shares. The depositary may distribute additional ADSs representing any shares we distribute as a dividend or free distribution. The depositary will only distribute whole ADSs. It will sell shares which would require it to deliver a fractional ADS and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new shares. The depositary may sell a portion of the distributed shares sufficient to pay its fees and expenses in connection with that distribution.

•	Rights to purchase additional shares. If we offer holders of our securities any rights to subscribe for additional shares or any other rights, the depositary may make these rights available to you. If the depositary decides it is not legal and practical to make the rights available but that it is practical to sell the rights, the depositary will use reasonable efforts to sell the rights and distribute the proceeds in the same way as it does with cash. The depositary will allow rights that are not distributed or sold to lapse. In that case, you will receive no value for them.
If the depositary makes rights available to you, it will exercise the rights and purchase the shares on your behalf. The depositary will then deposit the shares and deliver ADSs to you. The depositary will only exercise rights if you pay the exercise price and any other charges the rights require you to pay.
U.S. securities laws may restrict transfers and cancellation of the ADSs represented by shares purchased upon exercise of rights. For example, you may not be able to trade these ADSs freely in the United States. In this case, the depositary may deliver restricted depositary shares that have the same terms as the ADRs described in this section except for changes needed to put the necessary restrictions in place.
•	Other Distributions. The depositary will send to you anything else we distribute on deposited securities by any means it thinks is legal, fair and practical. If it cannot make the distribution in that way, the depositary has a choice. It may decide to sell what we distributed and distribute the net proceeds, in the same way as it does with cash. Or, it may decide to hold what we distributed, in which case ADSs will also represent the newly distributed property. However, the depositary is not required to distribute any securities (other than ADSs) to you unless it receives satisfactory evidence from us that it is legal to make that distribution.
     The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, shares, rights or anything else to ADS holders. This means that you may not receive the distributions we make on our shares or any value for them if it is illegal or impractical for us to make them available to you.
Deposit, Withdrawal and Cancellation
How are ADSs issued?
     The depositary will deliver ADSs if you or your broker deposit shares or evidence of rights to receive shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names you request and will deliver the ADSs to, or upon the order of, the person or persons entitled thereto.

How do ADS holders cancel an American Depositary Share?
     You may turn in your ADSs at the depositary’s corporate trust office. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the shares and any other deposited securities underlying the ADSs to you or a person you designate at the office of the custodian. Or, at your request, risk and expense, the depositary will deliver the deposited securities at its corporate trust office, if feasible.
How do ADS holders interchange between Certificated ADSs and Uncertificated ADSs?
     You may surrender your ADR to the depositary for the purpose of exchanging your ADR for uncertificated ADSs. The depositary will cancel that ADR and will send you a statement confirming that you are the owner of uncertificated ADSs. Alternatively, upon receipt by the depositary of a proper instruction from a holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the depositary will execute and deliver to you an ADR evidencing those ADSs.
Voting Rights
How do you vote?
     ADS holders may instruct the depositary to vote the number of deposited shares their ADSs represent. The depositary will notify ADS registered holders of shareholders’ meetings and arrange to deliver our voting materials to ADS holders at our request. Those materials will describe the matters to be voted on and explain how ADS registered holders may instruct the depositary on how to vote. For instructions to be valid, they must reach the depositary by a date set by the depositary. Otherwise, you will not be able to exercise your right to vote unless you withdraw the shares. However, you may not know about the meeting enough in advance to withdraw the shares.
     The depositary will try, to the extent practical, subject to the laws of Cayman Islands and the amended and restated memorandum and articles of association, to vote or to have its agents vote the shares or other deposited securities as you instruct. The depositary will only vote or attempt to vote as you instruct or as described below.
     We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote your shares. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise your right to vote and there may be nothing you can do if your shares are not voted as you requested.
     If we timely asked the depositary to solicit your instructions and the depositary does not receive voting instructions from you by the specified date, the depositary will consider you to have authorized and directed it to give a discretionary proxy to a person designated by us to vote the number of deposited securities represented by your ADSs. The depositary will give a discretionary proxy in those circumstances to vote on all questions to be voted upon unless we notify the depositary that:
•	we do not wish to receive a discretionary proxy;

•	we think there is substantial shareholder opposition to the particular question; or

•	we think the particular question would have an adverse impact on our shareholders.
     In order to give you a reasonable opportunity to instruct the depositary as to the exercise of voting rights relating to deposited securities, if we request the depositary to act, we will try to give the depositary notice of any such meeting and details concerning the matters to be voted upon at least 45 days in advance of the meeting date.

Fees and Expenses

Persons Depositing or Withdrawing Shares Must Pay:	For:

US$5.00 (or less) per 100 ADSs (or portion of 100 ADSs)	Issuance of ADSs, including issuances resulting from a distribution of shares or rights or other property

Cancellation of ADSs for the purpose of withdrawal, including if the deposit agreement terminates

US$.02 (or less) per ADS	Any cash distribution to you

A fee equivalent to the fee that would be payable if securities distributed to you had been shares and the shares had been deposited for issuance of ADSs	Distribution of securities distributed to holders of deposited securities which are distributed by the depositary to ADS holders

US$.02 (or less) per ADSs per calendar year	Depositary services

Registration or transfer fees	Transfer and registration of shares on our share register to or from the name of the depositary or its agent when you deposit or withdraw shares

Expenses of the depositary	Cable, telex and facsimile transmissions (when expressly provided in the deposit agreement) converting foreign currency to U.S. dollars

Taxes and other governmental charges the depositary or the custodian have to pay on any ADS or share underlying an ADS, for example, stock transfer taxes, stamp duty or withholding taxes	As necessary

Any charges incurred by the depositary or its agents for servicing the deposited securities	As necessary
     The Bank of New York Mellon, as depositary, has agreed to reimburse us for expenses we incur that are related to the establishment and maintenance of the ADS program, including investor relations expenses and Nasdaq application and listing fees. There are limits on the amount of expenses for which the depositary will reimburse us, but the amount of reimbursement available to us is not linked to the amounts of fees the depositary collects from investors.
     The depositary collects its fees for issuance and cancellation of ADSs directly from investors depositing shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary also collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions or by directly billing investors or by charging the book-entry system accounts of participants acting for them. The depositary may generally refuse to provide fee-attracting services until its fees for those services are paid.
Payment of Taxes
     You will be responsible for any taxes or other governmental charges payable on your ADSs or on the deposited securities represented by any of your ADSs. The depositary may refuse to register any transfer of your ADSs or allow you to withdraw the deposited securities represented by your ADSs until such taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by your ADSs to pay any taxes owed and you will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to you any proceeds, or send to you any property remaining after it has paid the taxes.

Reclassifications, Recapitalizations and Mergers

If we:	Then:

Change the nominal or par value of our shares Reclassify, split up or consolidate any of the deposited securities	The cash, shares or other securities received by the depositary will become deposited securities. Each ADS will automatically represent its equal share of the new deposited securities.

Distribute securities on the shares that are not distributed to you Recapitalize, reorganize, merge, liquidate, sell all or substantially all of our assets, or take any similar action	The depositary may, and will if we request, distribute some or all of the cash, shares or other securities it received. It may also deliver new ADSs or ask you to surrender your outstanding ADSs in exchange for new ADSs identifying the new deposited securities.
Amendment and Termination
How may the deposit agreement be amended?
     We may agree with the depositary to amend the deposit agreement and the ADSs without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, or prejudices a substantial right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADSs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended.
How may the deposit agreement be terminated?
     The depositary will terminate the deposit agreement at our direction by mailing a notice of termination to the ADS holders then outstanding at least 30 days prior to the date fixed in such notice for such termination. The depositary may also terminate the deposit agreement by mailing a notice of termination to us and the ADS holders then outstanding if at any time 60 days shall have expired after the depositary shall have delivered to us a written notice of its election to resign and a successor depositary shall not have been appointed and accepted its appointment.
     After termination, the depositary and its agents will do the following under the deposit agreement but nothing else: collect distributions on the deposited securities, sell rights and other property, and deliver shares and other deposited securities upon cancellation of ADSs. Six months after termination, the depositary may sell any remaining deposited securities by public or private sale. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement for the pro rata benefit of the ADS holders that have not surrendered their ADSs. It will not invest the money and has no liability for interest. The depositary’s only obligations will be to account for the money and other cash. After termination our only obligations will be to indemnify the depositary and to pay fees and expenses of the depositary that we have agreed to pay.
Limitations on Obligations and Liability
Limits on our Obligations and the Obligations of the Depositary; Limits on Liability to Holders of ADSs
     The deposit agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary. We and the depositary:
•	are only obligated to take the actions specifically set forth in the deposit agreement without negligence or bad faith;

•	are not liable if either of us is prevented or delayed by law or circumstances beyond our control from performing our obligations under the deposit agreement;

•	are not liable if either of us exercises discretion permitted under the deposit agreement;

•	have no obligation to become involved in a lawsuit or other proceeding related to the ADSs or the deposit agreement on your behalf or on behalf of any other party; and

•	may rely upon any documents we believe in good faith to be genuine and to have been signed or presented by the proper party.
     In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances.
Requirements for Depositary Actions
     Before the depositary will deliver or register a transfer of an ADS, make a distribution on an ADS, or permit withdrawal of shares, the depositary may require:
•	payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any shares or other deposited securities;

•	satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

•	compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.
     The depositary may refuse to deliver ADSs or register transfers of ADSs generally when the transfer books of the depositary or our transfer books are closed or at any time if the depositary or we think it advisable to do so.
Your Right to Receive the Shares Underlying your ADSs
     You have the right to cancel your ADSs and withdraw the underlying shares at any time except:
•	when temporary delays arise because: (i) the depositary has closed its transfer books or we have closed our transfer books; (ii) the transfer of shares is blocked to permit voting at a shareholders’ meeting; or (iii) we are paying a dividend on our shares;

•	when you or other ADS holders seeking to withdraw shares owe money to pay fees, taxes and similar charges; and

•	when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of shares or other deposited securities.
     This right of withdrawal may not be limited by any other provision of the deposit agreement.
Pre-release of ADSs
     The deposit agreement permits the depositary to deliver ADSs before deposit of the underlying shares. This is called a pre-release of the ADSs. The depositary may also deliver shares upon cancellation of pre-released ADSs (even if the ADSs are canceled before the pre-release transaction has been closed out). A pre-release is closed out as soon as the underlying shares are delivered to the depositary. The depositary may receive ADSs instead of shares to close out a pre-release. The depositary may pre-release ADSs only under the following conditions: (1) before or at the time of the pre-release, the person to whom the pre-release is being made represents to the depositary in writing that it or its customer owns the shares or ADSs to be deposited; (2) the pre-release is fully collateralized with cash or other collateral that the depositary considers appropriate; and (3) the depositary must be able to close out the pre-release on not more than five business days’ notice. In addition, the depositary will limit the number of ADSs that may be outstanding at any time as a result of pre-release, although the depositary may disregard the limit from time to time, if it is appropriate to do so.
Direct Registration System
     In the Deposit Agreement, all parties to the Deposit Agreement acknowledge that the Direct Registration System, or DRS, and Profile Modification System, or Profile, will apply to uncertificated ADSs upon acceptance thereof to DRS by the Depository Trust Company. DRS is the system administered by DTC pursuant to which the depositary may register the ownership of uncertificated ADSs, which ownership shall be evidenced by periodic statements issued by the depositary to the ADS holders entitled thereto. Profile is a required feature of DRS which allows a DTC participant, claiming to act on behalf of an ADS holder, to direct the depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the depositary of prior authorization from the ADS holder to register such transfer.
     In connection with and in accordance with the arrangements and procedures relating to DRS/Profile, the parties to the Deposit Agreement understand that the depositary will not verify, determine or otherwise ascertain that the DTC participant which is claiming to be acting on behalf of an ADS holder in requesting registration of transfer and delivery described in the paragraph above has the actual authority to act on behalf of the ADS holder (notwithstanding any requirements under the Uniform Commercial Code). In the Deposit Agreement, the parties agree that the depositary’s reliance on and compliance with instructions received by the depositary through the DRS/Profile System and in accordance with the Deposit Agreement, shall not constitute negligence or bad faith on the part of the depositary.
Shareholder Communications: Inspection of Register of Holders of ADSs
     The depositary will make available for your inspection at its office all communications that it receives from us as a holder of deposited securities that we make generally available to holders of deposited securities. The depositary will send you copies of those communications at our request. You have a right to inspect the register of holders of ADSs, but not for the purpose of contacting those holders about a matter unrelated to our business or the ADSs.

SELLING SHAREHOLDERS
     This prospectus relates to the proposed sale in the form of ADSs of up to 84,743,194 class A common shares held by the selling shareholders named in the table below from time to time after the date of this prospectus. We are registering such shares held by the selling shareholders in the registration statement which includes this prospectus. We have no assurance that the selling shareholders will sell any of the common shares registered for sale hereunder. See “Plan of Distribution.” In addition, the selling shareholders may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of the shares since the date on which the information in the table below is presented. The common shares listed below may be sold pursuant to this prospectus or in privately negotiated transactions. Accordingly, we cannot estimate the number of common shares in the form of ADSs that the selling shareholders will sell under this prospectus. Information about the selling shareholders may change over time.

					Minimum Number of
					Common Shares
					Beneficially Owned
			Maximum Number of		After or Upon
	Common Shares		Common Shares Being		Termination of the
	Beneficially Owned(1)(2)		Offered(3)		Offering(3)
	Number	%	Number	%	Number	%
Selling Shareholders:
Xinhua Finance Limited(4)(5)	50,054,618	32.9	50,054,618	32.9	—	—
Patriarch Partners Media Holdings, LLC(6)	10,139,655	6.7	10,139,654	6.7	1	0.0
Yucaipa Global Partnership Fund L.P.(7)	24,548,923	16.1	24,548,922	16.1	1	0.0

(1)	Beneficial ownership is determined in accordance with Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and includes voting or investment power with respect to the securities.

(2)	The percentage of beneficial ownership of each selling shareholder is based on (i) 152,028,667 class A common shares outstanding as of the date of this prospectus and (ii) the common shares underlying share options and warrants exercisable by such person or group within 60 days of the date of this prospectus.

(3)	The selling shareholders might not sell any or all of the class A common shares offered by this prospectus and as a result, we cannot estimate the number of class A common shares that will be held by the selling shareholders after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, none of the class A common shares covered by this prospectus will be held by the selling shareholders.

(4)	Shares are class A common shares. Xinhua Finance Limited is a public company listed on the Mothers Board of the Tokyo Stock Exchange. The business address of Xinhua Finance Limited is Suite 2103-4, Vicwood Plaza, 199 Des Voeux Road, Central, Hong Kong. The holdings of XFL in our shares have decreased from 100% at our founding.

(5)	On December 29, 2008 Xinhua Finance Limited (“XFL”) executed a promissory note in favor of Fredy Bush, our Chairman and Chief Executive Officer. To secure its obligations thereunder, XFL pledged 12,500,000 of our class A common shares to Fredy Bush.

(6)	Includes 10,139,655 class A common shares beneficially owned by Patriarch Partners Media Holdings LLC of which 10,139,654 are restricted and held in restricted ADR form. The business address of Patriarch Partners is 40 Wall Street, 25th Floor, New York, New York 10006.

(7)	Includes (i) 2,400,000 class A common shares that are held in the form of ADR evidencing 1,200,000 ADSs, (ii) 6,174,022 class A common shares, and (iii) 15,974,901 class A common shares issuable upon conversion of the Series B convertible preferred shares held by Yucaipa Global Partnership Fund L.P. and its related entities, YGOF GP Ltd., Yucaipa Global Holdings G.P. and RDBI LLC (including the Series B convertible preferred shares issuable as pay-in-kind dividends over the next three years). Yucaipa Global Partnership Fund L.P. is controlled by Ronald W. Burkle and its business address is 9130 W. Sunset Boulevard, Los Angeles, CA 90069.

TAXATION
     The following summary of the material Cayman Islands and United States federal income tax consequences of an investment in our ADSs or common shares is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. This summary does not deal with all possible tax consequences relating to an investment in our ADSs or common shares, such as the tax consequences under state, local and other tax laws. Based on the facts and subject to the limitations set forth herein, the statements of law or legal conclusions under the caption “United States Federal Income Taxation” constitute the opinion of Latham & Watkins LLP, our special U.S. counsel, as to the material U.S. federal income tax consequences to U.S. Holders (as defined below) under present law of an investment in the ADSs or common shares.
Cayman Islands Taxation
     The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to the Company levied by the Government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or brought within, the jurisdiction of the Cayman Islands. The Cayman Islands is not party to any double tax treaties. There are no exchange control regulations or currency restrictions in the Cayman Islands.
United States Federal Income Taxation
     The following discussion describes the material U.S. federal income tax consequences to U.S. Holders (as defined below) under present law of an investment in the ADSs or common shares. This discussion applies only to U.S. Holders that hold the ADSs or common shares as capital assets and that have the U.S. dollar as their functional currency. This discussion is based on the tax laws of the United States in effect as of the date of this prospectus and on U.S. Treasury regulations in effect or, in some cases, proposed, as of the date of this prospectus, as well as judicial and administrative interpretations thereof available on or before such date. All of the foregoing authorities are subject to change, which change could apply retroactively and could affect the tax consequences described below.
     The following discussion does not deal with the tax consequences to any particular investor or to persons in special tax situations such as:
•	banks;

•	insurance companies;

•	regulated investment companies;

•	real estate investment trusts;

•	broker-dealers;

•	traders that elect to mark to market;

•	U.S. expatriates;

•	tax-exempt entities;

•	persons liable for alternative minimum tax;

•	persons holding an ADS or common share as part of a straddle, hedging, conversion or integrated transaction;

•	persons that actually or constructively own 10% or more of the total combined voting power of all classes of our voting stock;

•	persons who acquired ADSs or common shares pursuant to the exercise of any employee share option or otherwise as compensation; or

•	persons holding ADSs or common shares through partnerships or other pass-through entities.
     PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR TAX ADVISORS ABOUT THE APPLICATION OF THE U.S. FEDERAL TAX RULES TO THEIR PARTICULAR CIRCUMSTANCES AS WELL AS THE STATE, LOCAL, NON-U.S. AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF ADSs OR COMMON SHARES.
     The discussion below of the U.S. federal income tax consequences to “U.S. Holders” will apply to you if you are the beneficial owner of ADSs or common shares and you are, for U.S. federal income tax purposes,
•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in the United States or under the laws of the United States, any State thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust that (1) is subject to the primary supervision of a court within the United States and the control of one or more U.S. persons for all substantial decisions or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.
     The discussion below assumes that the representations contained in the deposit agreement are true and that the obligations in the deposit agreement and any related agreement have been and will be complied with in accordance with their terms. If you hold ADSs, you should be treated as the holder of the underlying common shares represented by those ADSs for U.S. federal income tax purposes.
     The U.S. Treasury has expressed concerns that intermediaries in the chain of ownership between the holder of an ADS and the issuer of the security underlying the ADS may be taking actions that are inconsistent with the beneficial ownership of the underlying security (for example, pre-releasing ADSs to persons that do not have the beneficial ownership of the securities underlying the ADSs). Accordingly, the availability of the reduced tax rate for dividends received by certain non-corporate U.S. Holders, including individual U.S. Holders (as discussed below), could be affected by actions taken by intermediaries in the chain of ownership between the holders of ADSs and our company if as a result of such actions the holders of ADSs are not properly treated as beneficial owners of underlying common shares.
Passive foreign investment company
     A non-U.S. corporation will be a passive foreign investment company (“PFIC”) for U.S. federal income tax purposes for any taxable year if either:
•	at least 75% of its gross income for such year is passive income; or

•	at least 50% of the value of its assets (based on an average of the quarterly values of the assets) during such year is attributable to assets that produce passive income or are held for the production of passive income.
     For this purpose, we will be treated as owning our proportionate share of the assets and earning our proportionate share of the income of any other corporation in which we own, directly or indirectly, more than 25%

(by value) of the stock. In applying this rule, however, it is not clear whether the contractual arrangements between us and our affiliated entities will be treated as ownership of stock.
     We must make a separate determination after the close of each taxable year as to whether we were a PFIC for that year. Because the value of our assets for purposes of the PFIC test will generally be determined by reference to the market price of our ADSs and common shares, our PFIC status will depend in large part on the market price of the ADSs and common shares, which may fluctuate significantly. Based on the current market price of our ADSs and the value and composition of our assets, we believe there is a significant risk that we will be a PFIC for our current taxable year ending December 31, 2009 and for future taxable years, unless the market price of our ADSs increases or we reduce the amount of cash and other passive assets we hold relative to the amount of non-passive assets we hold. However, the application of the PFIC rules is subject to uncertainty in several respects, including how the contractual arrangements between us and our affiliated entities will be treated for purposes of the PFIC rules. Because PFIC status is a factual determination for each taxable year that cannot be made until after the close of each such year, Latham & Watkins LLP, our special U.S. counsel, expresses no opinion with respect to our PFIC status or our beliefs or expectations set forth in this paragraph.
     If we are a PFIC for any taxable year during which you hold ADSs or common shares, we generally will continue to be treated as a PFIC with respect to you for all succeeding years during which you hold ADSs or common shares, unless we cease to be a PFIC and you make a “deemed sale” election with respect to the ADSs or common shares. If such election is made, you will be deemed to have sold ADSs or common shares you hold at their fair market value and any gain from such deemed sale would be subject to the consequences described below. After the deemed sale election, your ADSs or common shares with respect to which the deemed sale election was made will not be treated as shares in a PFIC unless we subsequently become a PFIC.
     For each taxable year that we are treated as a PFIC with respect to you, you will be subject to special tax rules with respect to any “excess distribution” that you receive and any gain you realize from a sale or other disposition (including a pledge) of the ADSs or common shares, unless you make a “mark-to-market” election as discussed below. Distributions you receive in a taxable year that are greater than 125% of the average annual distributions you received during the shorter of the three preceding taxable years or your holding period for the ADSs or common shares will be treated as an excess distribution. Under these special tax rules:
•	the excess distribution or gain will be allocated ratably over your holding period for the ADSs or common shares;

•	the amount allocated to the current taxable year, and any taxable years in your holding period prior to the first taxable year in which we were a PFIC, will be treated as ordinary income; and

•	the amount allocated to each other taxable year will be subject to the highest tax rate in effect for individuals or corporations, as applicable, for each such year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.
     The tax liability for amounts allocated to taxable years prior to the year of disposition or excess distribution cannot be offset by any net operating losses for such years, and gains (but not losses) realized on the sale of the ADSs or common shares cannot be treated as capital, even if you hold the ADSs or common shares as capital assets.
     If we are treated as a PFIC with respect to you for any taxable year, to the extent any of our subsidiaries are also PFICs, you may be deemed to own shares in such lower-tier PFICs that are directly or indirectly owned by us in that proportion which the value of the ADSs or common shares you own bears to the value of all of our ADSs and common shares, and you may be subject to the adverse tax consequences described above with respect to the shares of such lower-tier PFICs that you would be deemed to own. You should consult your tax advisors regarding the application of the PFIC rules to any of our subsidiaries.
     A U.S. Holder of “marketable stock” (as defined below) in a PFIC may make a mark-to-market election for such stock to elect out of the tax treatment discussed above. If you make a mark-to-market election for the ADSs or common shares, you will include in income for each year that we are treated as a PFIC with respect to you an amount equal to the excess, if any, of the fair market value of the ADSs or common shares as of the close of your taxable year over your adjusted basis in such ADSs or common shares. You will be allowed a deduction for the excess, if any, of the adjusted basis of the ADSs or common shares over their fair market value as of the close of the taxable year. However, deductions will be allowable only to the extent of any net mark-to-market gains on the ADSs or common shares included in your income for prior taxable years. Amounts included in your income under a mark-to-market election, as well as gain on the actual sale or other disposition of the ADSs or common shares, will be treated as ordinary income. Ordinary loss treatment will also apply to the deductible portion of any mark-to-market loss on the ADSs or common shares, as well as to any loss realized on the actual sale or disposition of the ADSs or common shares, to the extent that the amount of such loss does not exceed the net mark-to-market gains previously included for such ADSs or common shares. Your basis in the ADSs or common shares will be adjusted to reflect any such income or loss amounts. The tax rules that apply to distributions by corporations which are not PFICs would apply to distributions by us, except that the lower capital gains rate applicable to qualified dividend income (discussed below under “—Taxation of dividends and other distributions on the ADSs or common shares”) would not apply.
     The mark-to-market election is available only for “marketable stock,” which is stock that is regularly traded on a qualified exchange or other market, as defined in applicable U.S. Treasury regulations. Our ADSs are listed on the Nasdaq Global Market, which is a qualified exchange or other market for these purposes. Consequently, if the ADSs continue to be listed on the Nasdaq Global Market and are regularly traded, and you are a holder of ADSs, we expect that the mark-to-market election would be available to you if we were to become a PFIC. Because a mark-to-market election cannot be made for equity interests in any lower-tier PFICs that we own, a U.S. Holder may continue to be subject to the PFIC rules with respect to its indirect interest in any investments held by us that are treated as an equity interest in a PFIC for U.S. federal income tax purposes. You should consult your tax advisors as to the availability and desirability of a mark-to-market election, as well as the impact of such election on interests in any lower-tier PFICs.
     Alternatively, if a non-U.S. corporation is a PFIC, a holder of shares in that corporation may avoid taxation under the rules described above by making a “qualified electing fund” election to include in income its share of the corporation’s income on a current basis. However, you may make a qualified electing fund election with respect to your ADSs or common shares only if we agree to furnish you annually with certain tax information, and we currently do not intend to prepare or provide such information.
     If you hold ADSs or common shares in any year in which we are treated as a PFIC with respect to you, you will be required to file U.S. Internal Revenue Service Form 8621 regarding distributions received on the ADSs or common shares and any gain realized on the disposition of the ADSs or common shares.
     You are strongly urged to consult your tax advisor regarding the application of the PFIC rules to your investment in ADSs or common shares.
Taxation of dividends and other distributions on the ADSs or common shares
     Subject to the PFIC rules discussed above, the gross amount of any distributions we make to you with respect to the ADSs or common shares generally will be includible in your gross income as dividend income on the date of receipt by the depositary, in the case of ADSs, or by you, in the case of common shares, but only to the extent that the distribution is paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). The dividends will not be eligible for the dividends-received deduction allowed to corporations in respect of dividends received from other U.S. corporations. To the extent that the amount of the distribution exceeds our current and accumulated earnings and profits (as determined under U.S. federal income tax principles), such excess amount will be treated first as a tax-free return of your tax basis in your ADSs or common shares, and then, to the extent such excess amount exceeds your tax basis in your ADSs or common shares, as capital gain. We currently do not, and we do not intend to, calculate our earnings and profits under U.S. federal income tax principles. Therefore, a U.S. Holder should expect that a distribution will generally be reported as a dividend even if that distribution would otherwise be treated as a non-taxable return of capital or as capital gain under the rules described above.

     With respect to certain non-corporate U.S. Holders, including individual U.S. Holders, for taxable years beginning before January 1, 2011, dividends may be taxed at the lower capital gains rate applicable to “qualified dividend income,” provided that (1) either (a) the ADSs or common shares, as applicable, are readily tradable on an established securities market in the United States or (b) we are eligible for the benefits of a qualifying income tax treaty with the United States that includes an exchange of information program, (2) we are neither a PFIC nor treated as such with respect to you (as discussed above) for the taxable year in which the dividend was paid and the preceding taxable year, and (3) certain holding period requirements are met. Under U.S. Internal Revenue Service authority, ADSs will be considered for purposes of clause (1) above to be readily tradable on an established securities market in the United States if they are listed on the Nasdaq Global Market, as are our ADSs. If we are treated as a “resident enterprise” for PRC tax purposes under the New EIT Law, we may be eligible for the benefits of the income tax treaty between the United States and the PRC. For more information regarding the New EIT Law, see “Item 3.D. Key Information—Risk Factors—Risks related to the regulation of our business and to our structure—We may be treated as a resident enterprise for PRC tax purposes and our global income may be subject to PRC tax under the new PRC tax law, which would have a material adverse effect on our results of operations” in our annual report on Form 20-F for the year ended December 31, 2008, which is incorporated by reference in this prospectus. You should consult your tax advisors regarding the availability of the lower capital gains rate applicable to qualified dividend income for dividends paid with respect to our ADSs or common shares.
     Dividends will constitute foreign source income for foreign tax credit limitation purposes. If the dividends are taxed as qualified dividend income (as discussed above), the amount of the dividend taken into account for purposes of calculating the foreign tax credit limitation will in general be limited to the gross amount of the dividend, multiplied by the reduced tax rate applicable to qualified dividend income and divided by the highest tax rate normally applicable to dividends. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends distributed by us with respect to the ADSs or common shares will generally constitute “passive category income” but could, in the case of certain U.S. Holders, constitute “general category income.”
     If PRC withholding taxes apply to dividends paid to you with respect to our ADSs or common shares, subject to certain conditions and limitations, such PRC withholding taxes may be treated as foreign taxes eligible for credit against your U.S. federal income tax liability. For more information, see “Item 3.D. Key Information—Risk Factors—Risks related to the regulation of our business and to our structure—Our foreign ADS holders may be subject to PRC withholding tax on dividends payable by us and on gains realized on the sale of our ADSs, if we are classified as a PRC ‘resident enterprise’” in our annual report on Form 20-F for the year ended December 31, 2008, which is incorporated by reference in this prospectus. The rules relating to the determination of the foreign tax credit are complex and you should consult your tax advisors regarding the availability of a foreign tax credit in your particular circumstances, including the effects of any applicable income tax treaties.
Taxation of disposition of ADSs or common shares
     Subject to the PFIC rules discussed above, you will recognize taxable gain or loss on any sale, exchange or other taxable disposition of an ADS or common share equal to the difference between the amount realized (in U.S. dollars) for the ADS or common share and your tax basis (in U.S. dollars) in the ADS or common share. The gain or loss generally will be capital gain or loss. If you are a non-corporate U.S. Holder, including an individual U.S. Holder, that has held the ADS or common share for more than one year, you may be eligible for reduced tax rates. The deductibility of capital losses is subject to limitations. Any gain or loss that you recognize on a disposition of ADSs or common shares will generally be treated as U.S. source income or loss for foreign tax credit limitation purposes. However, if we are treated as a “resident enterprise” for PRC tax purposes, we may be eligible for the benefits of the income tax treaty between the United States and the PRC. In such event, if PRC tax were to be imposed on any gain from the disposition of the ADSs or common shares, a U.S. Holder that is eligible for the benefits of the income tax treaty between the United States and the PRC may elect to treat the gain as PRC source income. For more information, see “Item 3.D. Key Information—Risk Factors—Risks related to the regulation of our business and to our structure—Our foreign ADS holders may be subject to PRC withholding tax on dividends payable by us and on gains realized on the sale of our ADSs, if we are classified as a PRC ‘resident enterprise’” in our annual report on Form 20-F for the year ended December 31, 2008, which is incorporated by reference in this prospectus. You should consult your tax advisors regarding the proper treatment of gain or loss in your particular circumstances, including the effects of any applicable income tax treaties.

Information reporting and backup withholding
     Dividend payments with respect to ADSs or common shares and proceeds from the sale, exchange or redemption of ADSs or common shares may be subject to information reporting to the U.S. Internal Revenue Service and possible U.S. backup withholding at a current rate of 28%. Backup withholding will not apply, however, to a U.S. Holder that furnishes a correct taxpayer identification number and makes any other required certification or that is otherwise exempt from backup withholding. U.S. Holders that are required to establish their exempt status generally must provide such certification on U.S. Internal Revenue Service Form W-9. U.S. Holders should consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.
     Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against your U.S. federal income tax liability, and you may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the U.S. Internal Revenue Service and furnishing any required information in a timely manner.

PLAN OF DISTRIBUTION
     We are registering class A common shares held by the selling shareholders for sale of these class A common shares in the form of ADSs from time to time after the date of this prospectus. The selling shareholders are entitled to, and will receive, the net proceeds from sales of ADSs sold pursuant to this prospectus.
     The selling shareholders may sell all or a portion of the ADSs offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. The ADSs may be sold in one or more transactions at fixed prices which may be changed, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be affected in transactions, which may involve crosses or block transactions:
•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options, whether such options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	sales pursuant to Rule 144;

•	broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.
     If the selling shareholders effect such transactions by selling ADSs to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling shareholders or commissions from purchasers of the ADSs for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the ADSs or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the ADSs in the course of hedging in positions they assume. The selling shareholders may also sell ADSs short and deliver ADSs covered by this prospectus to close out short positions and to return borrowed ADSs in connection with such short sales. The selling shareholders may also loan or pledge ADSs to broker-dealers that in turn may sell such ADSs.

     The selling shareholders may pledge or grant a security interest in some or all of the class A common shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the class A common shares from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending, if necessary, the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus. The selling shareholders also may transfer and donate the class A common shares in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.
     The selling shareholders and any broker-dealer participating in a distribution of the ADSs may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the ADSs is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of ADSs being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from or on behalf of the selling shareholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.
     Under the securities laws of some states, the ADSs offered in this offering may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states our ADSs may not be sold unless such ADSs have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.
     There can be no assurance that the selling shareholders will sell any or all of the ADSs registered pursuant to the shelf registration statement of which this prospectus forms a part.
     The selling shareholders and any other person participating in a distribution of the ADSs will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, or the Exchange Act which may limit the timing of purchases and sales of any of the ADSs by the selling shareholders and any other participating person. Regulation M of the Exchange Act may also restrict the ability of any person engaged in a distribution of the ADSs to engage in market-making activities, if any, with respect to our ADSs. All of the foregoing may affect the marketability of our ADSs and the ability of any person or entity to engage in market-making activities with respect to our ADSs.
     We will pay all expenses of the registration of the class A common shares pursuant to the 2006 Investor Rights Agreement and the 2008 Investor Rights Agreement, including, without limitation, the Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that a selling shareholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling shareholders against liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreement, or the selling shareholders will be entitled to contribution. We may be indemnified by the selling shareholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling shareholder specifically for use in this prospectus, in accordance with the 2006 Investor Rights Agreement and the 2008 Investor Rights Agreement, or we may be entitled to contribution.
     Once sold under the shelf registration statement of which this prospectus forms a part, the ADSs will be freely tradable in the hands of purchasers.

LEGAL MATTERS
     We are being represented by Latham & Watkins with respect to legal matters of United States federal securities and New York State law. The validity of the common shares in this offering and legal matters as to Cayman Islands law will be passed on for us by Conyers Dill & Pearman. Legal matters as to PRC law will be passed upon for us by Commerce & Finance Law Offices. Latham & Watkins may rely upon Conyers Dill & Pearman with respect to matters governed by Cayman Islands law and Commerce & Finance Law Offices with respect to matters governed by PRC law.

EXPERTS
     The consolidated financial statements of Xinhua Sports & Entertainment Limited and its subsidiaries and variable interest entities (the “Company”) as of December 31, 2007 and 2008, and for each of the three years in the period ended December 31, 2008, incorporated in this prospectus by reference to the Company’s annual report on Form 20-F for the year ended December 31, 2008, and the effectiveness of the Company’s internal control over financial reporting have been audited by Deloitte Touche Tohmatsu, an independent registered public accounting firm, as stated in their reports which are incorporated herein by reference (which report on the financial statements expresses an unqualified opinion and includes an explanatory paragraph regarding the adjustment made for the change in composition of reportable segments in 2008). Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.
     The consolidated financial statements as of August 18, 2005 (predecessor entity — Beijing Shiji Guangnian Advertising Co., Ltd.), and December 31, 2005 and for the period from February 1, 2005 (date of establishment of Beijing Shiji Guangnian Advertising Co., Ltd.) to December 31, 2005 for Accord Group Investments Limited and its predecessor entity — Beijing Shiji Guangnian Advertising Co., Ltd., included in this prospectus have been audited by Deloitte Touche Tohmatsu, an independent registered public accounting firm, as stated in their reports appearing herein, and are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.
     The consolidated financial statements of Profitown Development Limited as of December 31, 2006 and November 26, 2007 and for the year ended December 31, 2006 and for the period from January 1, 2007 to November 26, 2007, included in this prospectus have been audited by Deloitte Touche Tohmatsu, an independent registered public accounting firm, as stated in their report appearing herein, and is included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
     The consolidated financial statements of Shanghai Paxi Advertising Company Limited as of December 31, 2006 and November 26, 2007 and for the year ended December 31, 2006 and for the period from January 1, 2007 to November 26, 2007, included in this prospectus have been audited by Deloitte Touche Tohmatsu, an independent registered public accounting firm, as stated in their report appearing herein, and is included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
     The office of Deloitte Touche Tohmatsu is located at 35F, One Pacific Place, 88 Queensway, Hong Kong.
EXPENSES OF THE OFFERING
     The following table sets forth the aggregate expenses to be paid by us in connection with this offering. All amounts shown are estimates, except for the SEC registration fee. We will pay all expenses in connection with the distribution of the class A common shares being sold by the selling shareholders (including fees and expenses of their counsel), except for the underwriting discount payable by the particular selling shareholder.

SEC registration fee	$1,384
Audit fees and expenses	360,000
Legal fees and expenses	144,500
Printing costs	60,000
Total	$565,884

WHERE YOU CAN FIND MORE INFORMATION ABOUT US
     We file reports and other information with the SEC. Information filed with the SEC by us can be inspected and copied at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of this information by mail from the Public Reference Section of the SEC at prescribed rates. Further information on the operation of the SEC’s Public Reference Room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains a web site that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that site is http://www.sec.gov.
     Our website address is http://www.xsel.com. The information on our website, however, is not, and should not be deemed to be, a part of this prospectus.
     This prospectus is part of a registration statement that we filed with the SEC and does not contain all of the information in the registration statement. Statements in this prospectus or about documents filed as exhibits to the registration statement are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement at the SEC’s Public Reference Room in Washington, D.C., as well as through the SEC’s website.

INDEX TO FINANCIAL STATEMENTS

Accord Group Investments Limited and predecessor entity — Beijing Shiji Guangnian Advertising Co., Ltd.

Index to Consolidated Financial Statements

Reports of independent registered public accounting firm	F-2

Consolidated balance sheets as of August 18, 2005 (predecessor entity — Beijing Shiji Guangnian Advertising Co., Ltd.), December 31, 2005 and (unaudited) as of June 30, 2006	F-4

Consolidated statements of operations for the period from February 1, 2005 (date of establishment of Beijing Shiji Guangnian Advertising Co., Ltd.) to August 18, 2005; for the period from August 19, 2005 (date Accord Group Investments Limited acquired Beijing Shiji Guangnian Advertising Co., Ltd.) to December 31, 2005; (unaudited) for the period from February 1, 2005 (date of establishment of Beijing Shiji Guangnian Advertising Co., Ltd.) to June 30, 2005; and (unaudited) for the six-month period ended June 30, 2006
F-5

Consolidated statements of owners’/shareholders’ deficiency for the period from February 1, 2005 (date of establishment of Beijing Shiji Guangnian Advertising Co., Ltd.) to August 18, 2005; for the period from August 19, 2005 (date Accord Group Investments Limited acquired Beijing Shiji Guangnian Advertising Co., Ltd.) to December 31, 2005; (unaudited) for the period from February 1, 2005 (date of establishment of Beijing Shiji Guangnian Advertising Co., Ltd.) to June 30, 2005; and (unaudited) for the six-month period ended June 30, 2006
F-6

Consolidated statements of cash flows for the period from February 1, 2005 (date of establishment of Beijing Shiji Guangnian Advertising Co., Ltd.) to August 18, 2005; for the period from August 19, 2005 (date Accord Group Investments Limited acquired Beijing Shiji Guangnian Advertising Co., Ltd.) to December 31, 2005; (unaudited) for the period from February 1, 2005 (date of establishment of Beijing Shiji Guangnian Advertising Co., Ltd.) to June 30, 2005; and (unaudited) for the six-month period ended June 30, 2006
F-7

Notes to consolidated financial statements	F-8

Profitown Development Limited

Index to Consolidated Financial Statements

Report of independent registered public accounting firm	F-19

Consolidated balance sheets as of December 31, 2006 and November 26, 2007	F-20

Consolidated statements of operations for the year ended December 31, 2006 and the period from January 1, 2007 to November 26, 2007	F-21

Consolidated statements of shareholder’s equity for the year ended December 31, 2006 and the period from January 1, 2007 to November 26, 2007	F-22

Consolidated statements of cash flows for the year ended December 31, 2006 and the period from January 1, 2007 to November 26, 2007	F-23

Notes to consolidated financial statements	F-24

Shanghai Paxi Advertising Company Limited

Index to Consolidated Financial Statements

Report of independent registered public accounting firm	F-31

Consolidated balance sheets as of December 31, 2006 and November 26, 2007	F-32

Consolidated statements of operations for the year ended December 31, 2006 and the period from January 1, 2007 to November 26, 2007	F-33

Consolidated statements of owner’s equity and comprehensive income for the year ended December 31, 2006 and the period from January 1, 2007 to November 26, 2007	F-34

Consolidated statements of cash flows for the year ended December 31, 2006 and the period from January 1, 2007 to November 26, 2007	F-35

Notes to consolidated financial statements	F-36

ACCORD GROUP INVESTMENTS LIMITED

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
Accord Group Investments Limited:

We have audited the accompanying consolidated balance sheet of Accord Group Investments Limited and its subsidiaries and affiliates (the “Company”) as of December 31, 2005 and the related consolidated statements of operations, shareholders’ deficiency, and cash flows for the period from August 19, 2005 (date Accord Group Investments Limited acquired Beijing Shiji Guangnian Advertising Co., Ltd.) to December 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2005 and the consolidated results of its operations and its cash flows for the period from August 19, 2005 (date Accord Group Investments Limited acquired Beijing Shiji Guangnian Advertising Co., Ltd.) to December 31, 2005 in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte Touche Tohmatsu

Deloitte Touche Tohmatsu
Hong Kong
September 22, 2006

BEIJING SHIJI GUANGNIAN ADVERTISING CO., LTD.
PREDECESSOR TO ACCORD GROUP INVESTMENTS LIMITED

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Owners of
Beijing Shiji Guangnian Advertising Co., Ltd.:

We have audited the accompanying balance sheets of Beijing Shiji Guangnian Advertising Co., Ltd. (Predecessor to Accord Group Investments Limited, the “Predecessor”) as of August 18, 2005 and the related statements of operations, owner’s deficiency, and cash flows for the period from February 1, 2005 (date of establishment) to August 18, 2005. These financial statements are the responsibility of the Predecessor’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Predecessor is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances but not for the purpose of expressing an opinion on the effectiveness of the Predecessor’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of the Predecessor as of August 18, 2005 and the results of its operations and its cash flows for the period from February 1, 2005 (date of establishment) to August 18, 2005 in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte Touche Tohmatsu

Deloitte Touche Tohmatsu
Hong Kong
September 22, 2006

ACCORD GROUP INVESTMENTS LIMITED

CONSOLIDATED BALANCE SHEETS

	(Predecessor)	(Successor)	(Successor)
	August 18,	December 31,	June 30,
	2005	2005	2006
			(Unaudited)
	(In U.S. dollars)

ASSETS
Current assets:
Cash	$30,703	$237,648	$265,090
Accounts receivable	126,248	83,722	113,625
Prepaid expenses and other current assets	204,911	14,766	66,784
Amount due from a related party	118,110	—	12,100
Deferred tax assets	167,592	—	—

Total current assets	647,564	336,136	457,599
Property and equipment, net	39,003	137,697	135,141
Intangible assets, net	—	1,341,006	1,257,717
Rent deposits	22,967	69,326	—

Total assets	$709,534	$1,884,165	$1,850,457

LIABILITIES AND OWNERS’/SHAREHOLDERS’ DEFICIENCY
Current liabilities:
Accounts payable	$116,716	$274,355	$1,104,495
Accrued expenses and other payables	20,483	73,708	54,767
Deferred revenue	267,674	626,994	496,584
Amounts due to related parties	958,419	1,883,357	2,458,949
Income tax payable	—	—	24,923

Total current liabilities	1,363,292	2,858,414	4,139,718
Deferred tax liability	—	442,561	415,072

Total liabilities	1,363,292	3,300,975	4,554,790

Commitments (Note 10)
Minority interest	—	—	—

Owners’/Shareholders’ deficiency:
Ordinary shares (par value $1; authorized 50,000 shares; issued and outstanding 100 as of December 31, 2005 and 100 (unaudited) as of June 30, 2006)	—	100	100
Registered capital	370,416	—	—
Accumulated deficit	(1,024,174)	(1,416,910)	(2,704,433)

Total owners’/shareholders’ deficiency	(653,758)	(1,416,810)	(2,704,333)

Total liabilities and owners’/shareholders’ deficiency	$709,534	$1,884,165	$1,850,457

See notes to consolidated financial statements

ACCORD GROUP INVESTMENTS LIMITED

CONSOLIDATED STATEMENTS OF OPERATIONS

			For the Period
			from August 19,
			2005 (Date Accord
			Group Investments
			Limited Acquired
			Beijing Shiji
	For the Period from	For the Period from	Guangnian
	February 1, 2005	February 1, 2005	Advertising	For the Six
	to August 18, 2005	to June 30, 2005	Co., Ltd.) to	Months Ended
	(Predecessor)	(Predecessor)	December 31, 2005	June 30, 2006
		(Unaudited)		(Unaudited)
	(In U.S. dollars)

Radio advertising revenue, net	$511,584	$402,143	$491,316	$626,757
Cost and expenses:
Cost of revenue	1,457,839	1,145,702	872,925	1,337,018
Selling and distribution	84,474	64,941	622,382	255,123
General and administrative	161,220	101,621	272,006	334,321

Total cost and expenses	1,703,533	1,312,264	1,767,313	1,926,462

Loss from operations	(1,191,949)	(910,121)	(1,275,997)	(1,299,705)
Interest income	183	130	1,240	2,686

Loss before provision for income taxes (benefit)	(1,191,766)	(909,991)	(1,274,757)	(1,297,019)

Provision for income taxes (benefit)	(167,592)	—	142,153	(9,496)

Net loss	$(1,024,174)	$(909,991)	$(1,416,910)	$(1,287,523)

See notes to consolidated financial statements

ACCORD GROUP INVESTMENTS LIMITED

CONSOLIDATED STATEMENTS OF OWNERS’/SHAREHOLDERS’ DEFICIENCY

	Ordinary Shares
	Number	Par	Registered	Accumulated
	of Shares	Value	Capital	Deficit	Total
	(In U.S. dollars, except for share data)

Predecessor Entity — Beijing Shiji Guangnian Advertising Co., Ltd:
Balance, February 1, 2005	—	$—	$370,416	$—	$370,416
Net loss		—	—	(1,024,174)	(1,024,174)

Balance, August 18, 2005	—	$—	$370,416	$(1,024,174)	$(653,758)

Accord Group Investments Limited:
Issuance of ordinary shares	100	$100	$—	$—	$100
Net loss		—	—	(1,416,910)	(1,416,910)

Balance, December 31, 2005	100	100	—	(1,416,910)	(1,416,810)

Net loss (unaudited)		—	—	(1,287,523)	(1,287,523)

Balance, June 30, 2006 (unaudited)	100	$100	$—	$(2,704,433)	$(2,704,333)

See notes to consolidated financial statements

ACCORD GROUP INVESTMENTS LIMITED

CONSOLIDATED STATEMENTS OF CASH FLOWS

			For the Period
			from August 19,
			2005 (Date Accord
			Group Investments
			Limited Acquired
			Beijing Shiji
	For the Period from	For the Period from	Guangnian
	February 1, 2005	February 1, 2005	Advertising	For the Six
	to August 18, 2005	to June 30, 2005	Co., Ltd.) to	Months Ended
	(Predecessor)	(Predecessor)	December 31, 2005	June 30, 2006
		(Unaudited)		(Unaudited)
	(In U.S. dollars)

Cash flows from operating activities:
Net loss	$(1,024,174)	$(909,991)	$(1,416,910)	$(1,287,523)
Adjustment to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	3,115	1,909	81,059	118,387
Deferred income taxes	(167,592)	—	142,153	(34,419)
Changes in operating assets and liabilities:
Accounts receivable	(126,248)	(267,317)	42,526	(29,903)
Rent deposit	(22,967)	(24,052)	(46,359)	69,326
Prepaid expenses and other current assets	(204,911)	(281,600)	190,145	(8,865)
Accounts payable	116,716	495,888	157,639	830,140
Accrued expenses and other payables	20,483	18,872	53,225	(18,941)
Deferred revenue	267,674	341,498	359,320	(130,410)
Income taxes payable	—	—	—	24,923

Net cash used in operating activities	(1,137,904)	(624,793)	(437,202)	(467,285)

Cash flows from investing activities:
Purchases of property and equipment	(42,118)	(41,007)	(59,516)	(54,689)
Deposits paid for purchase of property and equipment	—	—	(43,153)	—
Acquisition of a subsidiary, net of cash received	—	—	(265,629)	—
Acquisition of additional interest in a subsidiary	—	—	—	(14,076)
Amount due from a related party	(118,110)	—	118,110	(12,100)

Cash used in investing activities	(160,228)	(41,007)	(250,188)	(80,865)

Cash flows from financing activities:
Amounts due to related parties	958,419	296,333	924,938	575,592
Capital contributions	370,416	370,416	—	—
Issues of ordinary shares	—	—	100	—

Cash provided by financing activities	1,328,835	666,749	925,038	575,592

Net increase in cash	30,703	949	237,648	27,442
Cash, beginning of the period	—	—	—	237,648

Cash, end of the period	$30,703	$949	$237,648	$265,090

See notes to consolidated financial statements

ACCORD GROUP INVESTMENTS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In U.S. dollars)

1.	Organization and principal activities

Accord Group Investments Limited (“Accord”) was established in the British Virgin Islands (the “BVI”) on June 15, 2005. Accord and its subsidiaries and consolidated variable interest entity (“VIE”, collectively the “Company”) place advertisements, provide advertising services to customers in the PRC and have the exclusive rights to sell advertising for and the rights to provide content to the EasyFM radio stations of Beijing and Shanghai. The Company also provides design and production services to its customers. To date, revenue from design and production services has not been material.

On January 23, 2006, Xinhua Finance Limited (“XFL”) acquired 19% equity interest of the Company from and transferred all its 19% beneficial interests in the Company to Xinhua Finance Media Limited (“XFM”). On September 22, 2006, XFM acquired an additional 61% beneficial interest in the Company. On November 1, XFM obtained the remaining 20% equity in Accord from the selling shareholder by issuing 125,053 of its class A shares. XFM has agreed to provide continuous financial and operational support to the Company.

The following is a summary and description of Accord’s consolidated VIEs and its majority-owned subsidiaries:

•	Great Triumph Investments Ltd. (“Great Triumph”) was incorporated in the British Virgin Islands (the “BVI”) on June 13, 2005 and acted as an investment holding company. The entire equity interest of Great Triumph was acquired by Accord on July 8, 2005.

•	New China Media Co., Ltd. (“New China”) was incorporated in the BVI by Great Triumph on August 18, 2005. It is a wholly-owned investment holding company.

•	In addition, Accord is the primary beneficiary of Beijing Shiji Guangnian Advertising Co., Ltd. (“Shiji Guangnian” or the “Predecessor”), a variable interest entity (“VIE”) through a number of agreements establishing effective control, including an equity pledge agreement, a subrogation agreement and an option agreement dated August 18, 2005 with the VIE’s equity owner. A variable interest entity (“VIE”) is an entity in which equity investors generally do not have the characteristics of a “controlling financial interest” or there is not sufficient equity at risk for the entity to finance its activities without additional subordinated financial support. A VIE is consolidated by its primary beneficiary when it is determined that the primary beneficiary will absorb the majority of the VIE’s expected losses and/or expected residual returns. Consistent with the provisions of FASB Interpretation No. 46, “Consolidation of Variable Interest Entities — an Interpretation of ARB No. 51” (as revised, ‘FIN 46R”). Shiji Guangnian is a predecessor to Accord and Shiji Guangnian is included in the consolidated financial statements of Accord.

Shiji Guangnian, was established in the PRC on February 1, 2005 by two PRC citizens for a term of 20 years and provides advertising placement services to customers in Beijing. Through a number of agreements establishing effective control, including an equity pledge agreement, a subrogation agreement and an option agreement dated August 19, 2005, Shiji Guangnian is accounted for as an 80%-owned VIE of Accord and is included in the consolidated financial statements of Accord. As of December 31, 2005, the equity interest holder in Shiji Guangnian maintains a 20% economic interest that is recorded as minority interest. On March 23, 2006 and September 22, 2006, XFM acquires the remaining 3.8% and 16.2% equity interest respectively, in Shiji Guangnian through a number of agreements.

Minority interest in the net assets consists of the amount of those interests at the date of the acquisition and the minority’s share of changes in equity since the date of the acquisition. Without the binding obligation from the minority shareholder to make an additional investment to cover the losses, minority shareholder would only share the losses of the relevant subsidiary up to its cost of investment.

ACCORD GROUP INVESTMENTS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following financial statement amounts and balances of Shiji Guangnian as of December 31, 2005 and covering the period from August 19, 2005 (effective date of the nomination and equity pledge agreements) to December 31, 2005 were included in the accompanying consolidated financial statements:

Total assets (excluding goodwill and intangible assets)	$1,866,400
Total liabilities	2,962,575
Total net revenues	491,316
Total cost and expenses	1,767,313
Net loss	1,416,910

2.	Summary of principal accounting policies

(a)	Basis of presentation

The consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”).

(b)	Basis of consolidation

The Predecessor’s financial statements represented the financial statements of Shiji Guangnian.

The consolidated financial statements include the financial statements of the Company, its wholly-owned subsidiaries and a variable interest entity, Shiji Guangnian. VIEs are entities in which equity investors generally do not have the characteristics of a “controlling financial interest” or there is not sufficient equity at risk for the entity to finance its activities without additional subordinated financial support. VIEs are consolidated by the Company when it is determined that it will, as the primary beneficiary, absorb the majority of the VIEs expected losses and/or expected residual returns.

All inter-company transactions and balances have been eliminated upon consolidation.

(c)	Use of estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant accounting estimates reflected in the Company’s consolidated financial statements included useful lives of property and equipment and intangible assets and impairment of long-lived assets.

(d)	Revenue recognition

Advertising revenue is recognized when advertisements are aired on radio.

Payments received in advance are deferred until earned and are reported as deferred revenue in the consolidated balance sheets.

Revenues are recorded net of applicable business taxes totaling $nil for the period from February 1, 2005 (date of establishment of Shiji Guangnian) to August 18, 2005; (unaudited) $nil for the period from February 1, 2005 (date of establishment of Shiji Guangnian) to June 30, 2005; $377 for the period from August 19, 2005 (date the Company acquired Shiji Guangnian) to December 31, 2005; and (unaudited) $nil for the period from January 1, 2006 to June 30, 2006.

ACCORD GROUP INVESTMENTS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Company extends credit based upon an evaluation of the customers’ financial condition and collateral is not required from such customers. Allowances for estimated credit losses, rate adjustments and discounts are generally established based on historical experience.

(e)	Property and equipment

Property and equipment are recorded at cost less accumulated depreciation and amortization. Depreciation and amortization are provided on a straight-line basis over the following estimated useful lives:

Leasehold improvements	Lesser of 5 years or lease term
Furniture, fixtures and equipment	5 years

(f)	Intangible assets

Intangible assets consist of exclusive advertising agreement and customer base arising from the acquisition of Shiji Guangnian as described in Note 3, which are carried at cost less accumulated amortization. Amortization is computed using the straight-line method over the intangible assets’ useful lives.

(g)	Impairment of long-lived assets

The Company evaluates its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. When these events occur, the Company measures impairment by comparing the carrying amount of the assets to future undiscounted cash flows expected to result from the use of the assets and their eventual disposition. If the sum of the expected undiscounted cash flow is less than the carrying amount of the assets, the Company would recognize an impairment loss as the excess of carrying amounts over fair value of the assets. There were no impairment losses recorded for the period from February 1, 2005 (date of establishment of Shiji Guangnian) to August 18, 2005; the period from February 1, 2005 (date of establishment of Shiji Guangnian) to June 30, 2005 (unaudited); the period from August 19, 2005 (date the Company acquired Shiji Guangnian) to December 31, 2005; and the period from January 1, 2006 to June 30, 2006 (unaudited).

(h)	Income taxes

Deferred income taxes are recognized for temporary differences between the tax basis of assets and liabilities and their reported amounts in the financial statements, net operating loss carryforwards and credits by applying enacted statutory tax rates applicable to future years. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Current income taxes are provided for in accordance with the laws of the relevant taxing authorities. The components of the deferred tax assets and liabilities are individually classified as current and non-current based on their characteristics.

(i)	Foreign currency translation

Functional currencies of the Company and its subsidiaries, including Shiji Guangnian, are either Renminbi (“RMB”) or Hong Kong dollars (“HKD”). Transactions denominated in other currencies are translated into RMB or HKD at the average rates of exchange prevailing during each period. Monetary assets and liabilities denominated in other currencies are translated into RMB or HKD at rates of exchange in effect on the balance sheet dates. Nonmonetary assets and liabilities are remeasured into RMB or HKD at historical exchange rates. Transactions denominated in HKD were not material for the period.

The Company and Shiji Guangnian use the U.S. dollar as its reporting currency. Accordingly, assets and liabilities are translated using exchange rates in effect at the balance sheet date and average exchange rates for the period are used for revenue and expense transactions.

ACCORD GROUP INVESTMENTS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Currency transaction gains and losses are recorded in the consolidated statement of operations. Translation adjustments are recorded in accumulated other comprehensive income, a component of shareholders’ equity.

(j)	Concentration of credit risk

The following customers contributed 10% or more of the Company’s revenues:

			For the Period
			from August 19,
			2005 (Date Accord
			Group Investments
			Limited Acquired
			Beijing Shiji
	For the Period from	For the Period from	Guangnian	For the Six-
	February 1, 2005	February 1, 2005	Advertising	Month
	to August 18, 2005	to June 30, 2005	Co., Ltd.) to	Period Ended
	(Predecessor)	(Predecessor)	December 31, 2005	June 30, 2006
			(Unaudited)	(Unaudited)

Customer A	85,497	*	*	*
Customer B	75,194	*	*	*
Customer C	*	75,935	*	*

* Represents less than 10% of revenue.

Three customers, three customers and four customers as of August 18, 2005 (Predecessor Entity — Shiji Guangnian), December 31, 2005 and (unaudited) June 30, 2006 representing an aggregate of 100%, 100% and (unaudited) 93% of the Company’s accounts receivable balance at August 18, 2005 (Predecessor Entity — Shiji Guangnian), December 31, 2005 and (unaudited) June 30, 2006, respectively. The Company performs ongoing credit evaluations of its customers and generally does not require collateral on accounts receivable. The Company maintains an allowance for doubtful accounts and such loss have been within management’s expectations.

All of the Company’s revenue for the period from February 1, 2005 (date of establishment of Shiji Guangnian) to August 18, 2005; the period from February 1, 2005 (date of establishment of Shiji Guangnian) to June 30, 2005 (unaudited); the period from August 19, 2005 (date the Company acquired Shiji Guangnian) to December 31, 2005; and the period from January 1, 2006 to June 30, 2006 (unaudited) were generated from the PRC.

(k)	Fair value of financial instruments

The carrying amounts of accounts receivable, prepaid expenses and other current assets, accounts payable, accrued expenses and other payables, deferred revenue and amounts due from (to) related parties approximate their fair values due to the short-term maturity of these instruments.

(l)	Unaudited interim financial information

The financial information with respect to the period from February 1, 2005 (date of establishment of Shiji Guangnian) to June 30, 2005 and the six-month period ended June 30, 2006 is unaudited and has been prepared on the same basis as the audited consolidated financial statements. In the opinion of management, such unaudited financial information contains all adjustments, consisting of only normal recurring adjustment, necessary for a fair presentation of the results of such periods, The results of operations for the six-month period ended June 30, 2006 are not necessarily indicative of results to be expected for the full year.

(m)	Recent accounting pronouncements

In December 2004, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standard (“SFAS”) No. 123 (revised 2004), “Share-Based Payments” or SFAS 123R. This statement eliminates the option to apply the intrinsic value measurement provisions of Accounting Principles Board (“APB”)

ACCORD GROUP INVESTMENTS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Opinion No. 25, “Accounting for Stock Issued to Employees” to stock compensation awards issued to employees. Rather, SFAS 123R requires companies to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. That cost will be recognized over the period during which an employee is required to provide services in exchange for the award — the requisite service period (usually the vesting period). SFAS 123R applies to all awards granted after the required effective date and to awards modified, repurchased, or cancelled after that date. SFAS 123R is effective for the fiscal year beginning January 1, 2006. The adoption of this statement did not have a material effect on the Company’s financial position, results of operations and cash flows.

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections,” which replaces Accounting Principles Board Opinions No. 20 “Accounting Changes” and SFAS No. 3, “Reporting Accounting Changes in Interim Financial Statements — An Amendment of APB Opinion No. 28.” SFAS No. 154 provides guidance on the accounting for and reporting of accounting changes and error corrections. It establishes retrospective application, or the latest practicable date, as the required method for reporting a change in accounting principle and the reporting of a correction of an error. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The adoption of this statement did not have a material effect on the Company’s financial position, results of operations and cash flows.

In June 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109” (“FIN 48”), which clarifies the accounting for uncertainty in income tax positions in FASB Statement No. 109, “Accounting for Income Taxes.” FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company will adopt FIN 48 in the first quarter of 2007. The Company has not determined its impact, if any, of FIN 48 on its financial position, results of operations and cash flows.

In September, 2006 the FASB issued FASB Statement No. 157, (“SFAS 157”), “Fair Value Measurement.” SFAS 157 addresses standardizing the measurement of fair value for companies who are required to use a fair value measure of recognition for recognition or disclosure purposes. The FASB defines fair value as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measure date.” SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. The Company is currently evaluating the impact, if any, of SFAS 157 on its financial position, results of operations and cash flows.

3.	Acquisition

On August 19, 2005, the Company became the primary beneficiary of Shiji Guangnian through a number of loan agreements, equity pledge agreements, exclusive equity purchase option agreements and subrogation agreements. Accordingly, Shiji Guangnian is considered to be an 80%-owned VIE of the Company and is accounted for similar to a purchase. All assets acquired and liabilities assumed are stated at fair value. Purchase price for the acquisition consisted of $296,332 in cash payment. The primary asset acquired was radio, broadcasting, and advertising agency operations in the PRC which would enhance the Company’s geographic reach and operating scope. The Company has consolidated the operating results of Shiji Guangnian effective on the date of nomination and equity pledge agreement.

ACCORD GROUP INVESTMENTS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table summarizes the preliminary estimated fair values of the assets acquired and liabilities assumed at the date of nomination and equity pledge agreement. The table also reflects a non-cash activity for purposes of the consolidated statement of cash flows:

Assets acquired:
Cash	$30,703
Accounts receivable	126,248
Prepaid expenses and other current assets	204,911
Amount due from a related party	118,110
Property and equipment, net	39,003
Rent deposits	22,967
Deferred tax assets	167,592

Total	709,534

Liabilities assumed:
Accounts payable	116,716
Accrued expenses and other payables	20,483
Deferred revenue	267,674
Amounts due to related parties	958,419
Deferred tax liability	468,000

Total	1,831,292

Net liabilities	(1,121,758)
Intangible assets	1,418,090

Net assets acquired	$296,332

Cash consideration	$296,332

		Amortization
		Period
		(Years)

Intangible assets comprised of:
Exclusive advertising agreement	$1,402,546	7
Customer base	15,544	3

Total	$1,418,090

80% of intangible assets relating to the acquisition of Shigi Guangnian were recognized.

The following pro forma information summarizes the effect of the acquisition, if the acquisitions had occurred as of February 1, 2005 (date of establishment of Shiji Guangnian). The pro forma information is presented for informational purposes only. It is based on historical information and does not purport to represent the actual results

ACCORD GROUP INVESTMENTS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

that may have occurred had the Company consummated the acquisitions on February 1, 2005, nor is it necessarily indicative of future results of operations of the combined enterprise:

For the Period from
February 1, 2005
to December 31, 2005

Pro forma revenues	$1,002,900
Pro forma net income from operations	(2,579,278)
Pro forma net loss	(2,542,536)

On June 21, 2006, based on the same conditions of the nomination and equity pledged agreements dated August 19, 2005, the Company acquired another 3.8% of the beneficial interest of Shiji Guangnian at a price of (unaudited) $14,076 which resulted in an additional intangible assets of (unaudited) $21,006 and the related deferred tax liability of $6,930. The purchase price for this acquisition was paid by XFL on behalf of the Company. The Company’s ownership of Shiji Guangnian increased to 83.8% as a result of this transaction. In September, 2006, the Company also acquired the remaining 16.2% of the equity of Shiji Guangnian at a consideration of $60,007, through the VIE equity owner.

4.	Property and equipment, net

Property and equipment, net consisted of the following:

	At August 18,	At December 31,	At June 30,
	2005 (Predecessor)	2005	2006
			(Unaudited)

Leasehold improvements	$—	$31,031	$79,881
Furniture, fixtures and equipment	42,118	70,603	76,442

Total	42,118	101,634	156,323
Less: accumulated depreciation and amortization	3,115	7,090	21,182

	39,003	94,544	135,141
Deposits paid for property and equipment	—	43,153	—

Property and equipment, net	$39,003	$137,697	$135,141

Depreciation and amortization expenses were $3,115 for the period from February 1, 2005 (date of establishment of Shiji Guangnian) to August 18, 2005; (unaudited) $1,909 for the period from February 1, 2005 (date of establishment of Shiji Guangnian) to June 30, 2005; $3,975 for the period from August 19, 2005 (date the Company acquired Shiji Guangnian) to December 31, 2005; and (unaudited) $14,092 for the six-month period ended June 30, 2006.

5.	Intangible assets, net

Intangible assets, net consisted of the following:

	At December 31,	At June 30,
	2005	2006
		(Unaudited)

Exclusive advertising agreement	$1,402,546	$1,423,322
Customer base	15,544	15,774

Total	1,418,090	1,439,096
Less: accumulated amortization	77,084	181,379

Total	$1,341,006	$1,257,717

ACCORD GROUP INVESTMENTS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Amortization expense was $77,084 for the period from August 19, 2005 (date the Company acquired Shiji Guangnian) to December 31, 2005; and (unaudited) $104,295 six-month period ended June 30, 2006, respectively. The Company will record amortization expense of $208,590, $208,590, $206,647, $203,332, and $203,332 in the years ending 2006 through 2010, respectively.

6.	Prepaid expenses and other current assets

Prepaid expenses and other current assets consisted of the following:

	At August 18,	At December 31,	At June 30,
	2005 (Predecessor)	2005	2006
			(Unaudited)

Prepaid expenses	$195,114	$8,174	$13,483
Rent deposits	—	—	49,937
Advance to suppliers	—	617	2,592
Other current assets	9,797	5,975	772

Total	$204,911	$14,766	$66,784

7.	Accrued expenses and other payables

Accrued expenses and other payables consisted of the following:

	At August 18,	At December 31,	At June 30,
	2005 (Predecessor)	2005	2006
			(Unaudited)

Accrued salary and welfare	$13,874	$68,821	$38,081
Advance from customers	3,087	—	12,360
Other taxes payable	3,516	1,172	1,239
Other	6	3,715	3,087

Total	$20,483	$73,708	$54,767

8.	Provision for income taxes

Under the current BVI law, income from Accord and Great Triumph is not subject to taxation.

All other subsidiaries of the Company were established in the PRC and are subject to PRC Enterprises Income Tax on the taxable income in accordance with the relevant PRC income tax laws at a statutory rate of 33% (30% state income tax plus 3% local income tax) on PRC taxable income.

Provision for income taxes comprises of the following:

			For the Period
			from August 19,
			2005 (Date Accord
			Group Investments
			Limited Acquired
			Beijing Shiji
	For the Period from	For the Period from	Guangnian
	February 1, 2005	February 1, 2005	Advertising	For the Six
	to August 18, 2005	to June 30, 2005	Co. Ltd.) to	Months Ended
	(Predecessor)	(Predecessor)	December 31, 2005	June 30, 2006
		(Unaudited)		(Unaudited)

Current Tax	$—	$—	$—	$24,923
Deferred Tax	(167,592)	—	142,153	(34,419)

Total	$(167,592)	$—	$142,153	$(9,496)

ACCORD GROUP INVESTMENTS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The principal components of the deferred income tax assets are as follows:

	At August 18,
	2005	At December 31,	At June 30,
	(Predecessor)	2005	2006
			(Unaudited)

Deferred tax assets:
Net operating losses	$365,147	$563,670	$918,954
Less: valuation allowance	(197,555)	(563,670)	(918,954)

Deferred tax assets, net	$167,592	$—	$—

Deferred tax liability:
Intangible assets	$—	$442,561	$415,072

Total	$167,592	$(442,561)	$(415,072)

Due to the uncertainty of the level of PRC statutory income and our lack of operating history, management does not believe the Group will generate taxable PRC statutory income in the near future and does not believe that it is more likely than not that all of the deferred tax assets will be realized. As management does not believe that it is more likely than not that all of the deferred tax assets will be realized, a valuation allowance has been established for certain portions of deferred tax assets at August 18, 2005 and for the full amount of deferred tax assets at December 31, 2005 and (unaudited) June 30, 2006. The Company has operating loss carry forwards of $1,106,506 and $1,708,092 as of August 18, 2005 and December 31, 2005, respectively. The net operating loss carry forwards for the PRC subsidiaries expire on various dates through 2010.

Reconciliation between the provision for income taxes computed by applying the PRC enterprise income rate of 33% to income before income taxes is as follows:

		For the Period
		from August 19,
		2005 (Date Accord
		Group Investments
		Limited Acquired
		Beijing Shiji
	For the Period from	Guangnian
	February 1, 2005	Advertising
	to August 18, 2005	Co., Ltd.) to
	(Predecessor)	December 31, 2005

Net loss before provision for income taxes	$(1,191,766)	$(1,274,757)
PRC statutory tax rate	33%	33%

Income tax at statutory tax rate	(393,283)	(420,670)
Expenses not deductible for tax purposes:
Entertainment	1,184	8,862
Certain salaries and employee benefits	26,952	34,984
Promotion fees	—	144,810
Effect of different income tax rate in other jurisdiction	—	9,419
Change in valuation allowance	197,555	366,115
Other	—	(1,367)

Provision for income taxes (benefit)	$(167,592)	$142,153

ACCORD GROUP INVESTMENTS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

9.	Related party transactions

Amounts due from (to) related parties were as follows:

	At August 18,	At December 31,	At June 30,
	2005 (Predecessor)	2005	2006
			(Unaudited)

Due from related party
Due from an affiliate	$118,110	$—	$12,100
Due to related parties:
Due to a shareholder	(403,652)	(1,579,538)	(1,579,538)
Due to affiliates	(554,767)	(303,819)	(879,411)

Total	$(958,419)	$(1,883,357)	$(2,458,949)

Amounts due from (to) related parties were non-interest bearing and payable on demand. Amounts due from related parties are expected to be collectable therefore no allowance for amounts due from related parties was considered necessary as of August 18, 2005, December 31, 2005 and (unaudited) June 30, 2006.

10.	Commitments

(a)	Capital purchase

The Company has entered into agreements during the period from August 19, 2005 (Date Accord Group Investments Limited acquired Beijing Shiji Guangnian Advertising Co., Ltd.) to December 31, 2005 for purchase of leasehold improvements for a total of $4,445. Unexpended balance at December 31, 2005 was $4,445.

There was no significant unexpended balance at June 30, 2006 (unaudited).

(b)	Operating leases

The Company has operating lease agreements principally for its office spaces in the PRC. These leases expire through August 2007 and are renewable upon negotiation. Rent expenses were $131,387 for the period from February 1, 2005 (date of establishment of Shiji Guangnian) to August 18, 2005; (unaudited) $72,361 for the period from February 1, 2005 (date of establishment of Shiji Guangnian) to June 30, 2005; $165,376 for the period from August 19, 2005 (date the Company acquired Shiji Guangnian) to December 31, 2005; and (unaudited) $169,965 for the period from January 1, 2006 to June 30, 2006.

Future minimum lease payments under non-cancelable operating lease agreements are as follow at December 31, 2005:

2006	$257,414
2007	114,891

Total	$372,305

Future minimum lease payments under non-cancelable operating lease agreements are as follow at June 30, 2006 (unaudited):

Twelve months ending June 30, 2007	$171,891

(c)	Other

The Company has entered an agreement to purchase all advertising airtime from EasyFM stations in Beijing and Shanghai. As of August 18, 2005 (Predecessor Entity — Beijing Shiji Guangnian Advertising Co., Ltd.),

ACCORD GROUP INVESTMENTS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2005 and June 30, 2006, future minimum purchase commitments under the agreement totaled approximately $2,071,243, $1,767,708, and (unaudited) $911,121.

11.	Segment information

The Company and Shiji Guangnian (Predecessor entity) principally operate in one segment in providing advertising placement service. All of the identifiable assets of the Company and Shiji Guangnian are located in the PRC.

During the period from February 1, 2005 (date of establishment of Shiji Guangnian) to August 18, 2005; and (unaudited) the period from February 1, 2005 (date of establishment of Shiji Guangnian) to June 30, 2005, the chief decision maker of Shiji Guangnian was its General Manager.

During the period from August 19, 2005 (date the Company acquired Shiji Guangnian) to December 31, 2005; and (unaudited) for the six-month period ended June 30, 2006, the chief decision maker of Company was its General Manager.

12.	Employee benefit plans

Employees of the Company located in the PRC are covered by the retirement schemes defined by local practice and regulations, which are essentially defined contribution schemes. The amounts to be contributed are determined based on 20% of the applicable payroll costs. The amounts paid by the Company to these defined contribution schemes were $15,753 for the period from February 1, 2005 (date of establishment of Shiji Guangnian) to August 18, 2005; (unaudited) $5,602 for the period from February 1, 2005 (date of establishment of Shiji Guangnian) to June 30, 2005; $16,137 for the period from August 19, 2005 (date the Company acquired Shiji Guangnian) to December 31, 2005; and (unaudited) $25,206 for the six-month period ended June 30, 2006.

In addition, the Company is required by law to contribute approximately 1.2% to 10% of applicable salaries for medical insurance benefits, housing funds, unemployment, and other statutory benefits. The PRC government is directly responsible for the payment of the benefits to these employees. The amounts contributed for medical insurance benefits were $9,261 for the period from February 1, 2005 (date of establishment of Shiji Guangnian) to August 18, 2005; (unaudited) $3,409 for the period from February 1, 2005 (date of establishment of Shiji Guangnian) to June 30, 2005; $4,737 for the period from August 19, 2005 (date the Company acquired of Shiji Guangnian) to December 31, 2005; and (unaudited) $9,576 for the six-month period ended June 30, 2006. The amounts contributed for other benefits were not material for the period from February 1, 2005 (date of establishment of Shiji Guangnian) to August 18, 2005; (unaudited) the period from February 1, 2005 (date of establishment of Shiji Guangnian) to June 30, 2005; the period from August 19, 2005 (date the Company acquired Shiji Guangnian) to December 31, 2005; and (unaudited) the six-month period ended June 30, 2006.

13.	Statutory reserves

As stipulated by the relevant laws and regulations in the PRC, the Company is required to maintain non-distributable reserves which include a statutory surplus reserve and a statutory welfare reserve. Appropriations to the statutory surplus reserve are required to be made at not less than 10% of profit after taxes as reported in the Company’s PRC statutory financial statements. The statutory welfare reserve allocations are determined annually at the discretion of the Company’s board of directors. Once appropriated, these amounts are not available for future distribution to owners or shareholders. The statutory surplus reserve may be applied against prior year losses, if any, and may be applied to the purchase of capital assets upon the board of directors’ approval. There were no contributions to the statutory surplus reserve and the statutory welfare reserve for the period from February 1, 2005 (date of establishment of Shiji Guangnian) to August 18, 2005; (unaudited) the period from February 1, 2005 (date of establishment of Shiji Guangnian) to June 30, 2005; the period from August 19, 2005 (date the Company acquired Shiji Guangnian) to December 31, 2005; and (unaudited) the six-month period ended June 30, 2006.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholder of
Profitown Development Limited:

We have audited the accompanying consolidated balance sheets of Profitown Development Limited and its subsidiaries (the “Company”) as of December 31, 2006 and November 26, 2007, and the related consolidated statements of operations, shareholder’s equity and cash flows for the year ended December 31, 2006 and the period from January 1, 2007 to November 26, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2006 and November 26, 2007 and the consolidated results of its operations and its cash flows for the year ended December 31, 2006 and the period from January 1, 2007 to November 26, 2007 in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte Touche Tohmatsu
Deloitte Touche Tohmatsu
Hong Kong
May 8, 2009

PROFITOWN DEVELOPMENT LIMITED

CONSOLIDATED BALANCE SHEETS

	December 31,	November 26,
	2006	2007
	(In U.S. dollars)

ASSETS
Current assets:
Cash	$42,994	$38,738
Restricted cash	27,094	27,951
Accounts receivable	195,741	48,143
Prepaid expenses and other current assets	9,831	9,873
Amounts due from related parties	64,614	246,801

Total current assets	340,274	371,506
Property and equipment, net	40,158	24,064

Total assets	$380,432	$395,570

LIABILITIES AND SHAREHOLDER’S EQUITY
Current liabilities:
Accounts payable	$175,867	$33,519
Accrued salary and welfare	—	12,691
Amounts due to related parties	99,152	29,686
Income taxes payable	8,371	48,114
Bank overdraft	8,831	22,768
Capital lease obligation, current portion	6,488	6,915

Total current liabilities	298,709	153,693
Capital lease obligation, net of current portion	12,475	6,118

Total liabilities	311,184	159,811

Commitments (Note 8)
Ordinary shares, par value $1; authorized 50,000 shares; issued and outstanding 1 share at December 31, 2006 and November 26, 2007	1	1
Additional paid-in capital	1,281	1,281
Retained earnings	67,966	234,477

Total shareholder’s equity	69,248	235,759

Total liabilities and shareholder’s equity	$380,432	$395,570

See notes to consolidated financial statements

PROFITOWN DEVELOPMENT LIMITED

CONSOLIDATED STATEMENTS OF OPERATIONS

		For the
	For the	Period from
	Year Ended	January 1, 2007
	December 31,	to November 26,
	2006	2007
	(In U.S. dollars)

Advertising revenue	$939,776	$681,598
Costs and expenses:
Costs of advertising	401,669	250,096
Selling, general and administrative expenses	300,059	230,051

Total costs and expenses	701,728	480,147

Income from operations	238,048	201,451
Other income (expenses):
Interest expenses	(533)	(1,417)
Interest income	6,780	1,568
Other income	4,167	5,933

Income before income taxes	248,462	207,535
Income taxes	8,371	39,743

Net income	$240,091	$167,792

See notes to consolidated financial statements

PROFITOWN DEVELOPMENT LIMITED

CONSOLIDATED STATEMENTS OF SHAREHOLDER’S EQUITY

	Ordinary Shares		Additional	Retained	Total
	Number	Par	Paid-in	(Deficits)	Shareholder’s
	of Shares	Value	Capital	Earnings	(Deficit) Equity
	(In U.S. dollars, except for share data)

Balance, January 1, 2006	1	$1	$1,281	$(172,125)	$(170,843)
Net income	—	—	—	240,091	240,091

Balance, December 31, 2006	1	1	1,281	67,966	69,248
Distribution to shareholder	—	—	—	(1,281)	(1,281)
Net income	—	—	—	167,792	167,792

Balance, November 26, 2007	1	$1	$1,281	$234,477	$235,759

See notes to consolidated financial statements

PROFITOWN DEVELOPMENT LIMITED

CONSOLIDATED STATEMENTS OF CASH FLOWS

		For the
	For the	Period from
	Year Ended	January 1, 2007
	December 31,	to November 26,
	2006	2007
	(In U.S. dollars)

Cash flows from operating activities:
Net income	$240,091	$167,792
Adjustment to reconcile net income to net cash provided by operating activities:
Depreciation	32,623	16,923
Changes in operating assets and liabilities:
Accounts receivable	(79,762)	147,598
Prepaid expenses and other current assets	905	(42)
Accounts payable	(191,696)	(142,348)
Accrued salaries and welfare	(44)	12,691
Income taxes payable	8,371	39,743

Net cash provided by operating activities	10,488	242,357

Cash flows from investing activities:
Amounts due from related parties	(64,614)	(182,187)
Increase in restricted cash	(860)	(857)
Purchases of property and equipment	(16,163)	(829)

Cash used in investing activities	(81,637)	(183,873)

Cash flows from financing activities:
Amounts due to related parties	(71,664)	(69,466)
Distribution to shareholder	—	(1,281)
Increase in bank overdraft	8,831	13,937
Repayment of capital lease obligation	(1,549)	(5,930)

Net cash used in financing activities	(64,382)	(62,740)

Net decrease in cash	(135,531)	(4,256)
Cash, beginning of the year/ period	178,525	42,994

Cash, end of the year/ period	$42,994	$38,738

Supplemental disclosure of cash flow information:
Interest paid	$(533)	$(1,417)

See notes to consolidated financial statements

PROFITOWN DEVELOPMENT LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In U.S. dollars)

1.	Organization and principal activities

Profitown Development Limited (“Profitown”) was incorporated in the British Virgin Islands (“BVI”) under the laws of the BVI on May 10, 2007 and is an investment holding company for its wholly-owned subsidiaries. On November 26, 2007, Profitown was acquired by Xinhua Sports & Entertainment Limited (formerly Xinhua Finance Media Limited), (“XSEL”) for an initial cash consideration of $2 million. In addition to the initial consideration, the equity owner of Profitown are entitled to additional consideration, 60% payable at cash and 40% in XSEL Class A common shares based on a predetermined earn-out formula applied to aggregate audited operating results through December 31, 2008 and 2009.

Profitown and its subsidiaries (collectively, the “Company”) are principally engaged in marketing, event organizing and advertising agency services (collectively “Below-The-Line marketing”) in Hong Kong.

The following is a description of Profitown’s wholly-owned subsidiaries and their businesses:

•	JCBN Company Limited (“JCBN HK”) was incorporated in Hong Kong on January 19, 2004 and is an investment holding company for its wholly-owned subsidiary, JTT Advertising Limited (“JTT”).

•	JTT was incorporated in Hong Kong on October 3, 2000 and is engaged in Below-The-Line marketing.

In August 2007, JTT completed a common control merger with JCBN HK with a distribution of HK$10,000 (equivalent to approximately US$1,281) to the shareholders of JTT. In October 2007, JCBN HK completed another common control merger with Profitown. The accompanying consolidated financial statements have been prepared to reflect the consolidated financial position, results of operations and cash flows of Profitown and its subsidiaries for all the periods presented in a manner similar to the pool-of-interests method.

2.	Summary of principal accounting policies

(a)	Basis of presentation

The consolidated financial statements of the Company have been prepared in accordance with the accounting principles generally accepted in the United States of America (“U.S. GAAP”).

(b)	Basis of preparation of financial statements

The consolidated financial statements include the financial statements of Profitown and its subsidiaries which have been prepared as if the current group structure had been in existence. All intercompany transactions and balances are eliminated on consolidation.

(c)	Use of estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant accounting estimates reflected in the accompanying consolidated financial statements include valuation of deferred tax assets, useful lives of property and equipment, and impairment of long-lived assets.

(d)	Revenue recognition

Revenue from event organization and provision of marketing services are generally recognized as services are provided. Revenue from selling exhibition products is recognized when goods are delivered and title has passed.

PROFITOWN DEVELOPMENT LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

Revenue from advertising agency services is recognized as services are rendered or when advertisements are published net of provisions for rate adjustments and discounts.

The Company extends credit based upon an evaluation of the customers’ financial condition and collateral is not required from such customers. Allowances for estimated credit losses, rebates, rate adjustments and discounts are generally established based on historical experience.

For advertising agency services, the Company finds advertising space for advertisers and it does not have substantial risks and rewards of ownership. The Company is considered an agent in the transaction and, accordingly, records revenue on a net basis. In compliance with EITF No. 99-19, “Reporting Revenue Gross as Principal Versus Net as an Agent”, the Company assesses whether itself or the media supplier is the primary obligor. The Company evaluates the terms of its customer agreements and gives appropriate consideration to other key indicators, such as inventory risk, latitude in establishing price, discretion in supplier selection and credit risk to the vendor. As a result of the assessment, the Company records the net amounts of gross billings to customers less media fees as revenues because the Company believes that the media suppliers, not the Company, is the primary obligor in these arrangements. In addition, given the industry practice of generally recording revenue on a net versus gross basis, the Company believes that there would have to be strong evidence in place to overcome the presumption of net revenue accounting.

(e)	Property and equipment

Property and equipment are carried at cost less accumulated depreciation and amortization. Depreciation and amortization is provided on a straight-line basis over the following estimated useful lives:

Leasehold improvements	Lease term of 2 years
Furniture, fixtures and equipment	5 years
Motor vehicles	3.3 years

(f)	Capital lease obligations

The Company leases a motor vehicle used in its operations, which is required to be capitalized. The capitalization of leases meets certain criteria, with the related asset being recorded in property and equipment and an offsetting amount recorded as a liability discounted to the present value.

(g)	Operating leases

Leases where substantially all the rewards and risks of ownership of assets remain with the leasing company are accounted for as operating leases. Rentals payable under operating leases are charged to the income statement on a straight-line basis over the term of the relevant lease.

(h)	Impairment of long-lived assets

The Company evaluates its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. When these events occur, the Company measures impairment by comparing the carrying amount of the assets to future undiscounted cash flows expected to result from the use of the assets and their eventual disposition. If the sum of the expected undiscounted cash flow is less than the carrying amount of the assets, the Company would recognize an impairment loss as the excess of carrying amounts over fair value of the assets. There was no impairment losses recorded for the year ended December 31, 2006 or the period ended November 26, 2007.

PROFITOWN DEVELOPMENT LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

(i)	Income taxes

Deferred income taxes are recognized for temporary differences between the tax basis of assets and liabilities and their reported amounts in the financial statements, tax loss carry forwards and credits by applying enacted statutory tax rates applicable to future years. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Current income taxes are provided for in accordance with the laws of the relevant taxing authorities. The components of the deferred tax assets and liabilities are individually classified as current and non-current based on their characteristics.

(j)	Foreign currency translation

The functional currency of the Company is Hong Kong dollar (“HKD”). Transactions dominated in other currencies are translated into HKD at the average rates of exchange prevailing during each period. Monetary assets and liabilities denominated in other currencies are translated into HKD at rates of exchange in effect on the balance sheet dates. Non monetary assets and liabilities are remeasured into HKD at historical exchange rates.

Profitown uses the United States dollar as its reporting currency. Accordingly, assets and liabilities are translated using exchange rates in effect at each balance sheet date and revenue and expense items have been translated using average exchange rates for the period.

Currency transaction gains and losses are recorded in the statement of operations. Translation adjustments are recorded in accumulated other comprehensive income, a component of shareholder’s equity. Both transaction gains and losses and translation adjustments are not material for the year ended December 31, 2006 and the period ended November 26, 2007.

(k)	Concentration of credit risk

Financial instruments that potentially expose the Company to concentrations of credit risk consist primarily of cash, accounts receivable, and amounts due from related parties.

The Company performs ongoing credit evaluations of its customers and generally does not require collateral on accounts receivable. As of December 31, 2006 and November 26, 2007, no allowances for doubtful accounts were considered necessary as accounts receivable balances are expected to be collectible. Historical bad debts have not been significant.

The Company places its cash with financial institution with high credit-ratings and quality.

Substantially all of the Company’s revenue for the year ended December 31, 2006 and the period ended November 26, 2007 were generated from Hong Kong.

(l)	Fair value of financial instruments

The carrying amounts of accounts receivable, accounts payable and amounts due from and to related parties approximated their fair values due to the short-term maturity of these instruments.

(m)	Comprehensive income

Comprehensive income is reported on the accompanying statements of shareholder’s equity and consisted of net income.

(n)	Recent accounting pronouncements

In September 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 157, “Fair Value Measurement” (“SFAS No. 157”). SFAS No. 157 addresses

PROFITOWN DEVELOPMENT LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

standardizing the measurement of fair value for companies who are required to use a fair value measure for recognition or disclosure purposes. The FASB defines fair value as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date”. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. It has been adopted by the Company since January 1, 2008 and did not have a material impact on the Company’s financial position, results of operations and cash flows.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Options for Financial Assets and Financial Liabilities” (“SFAS No. 159”). SFAS No. 159 permits an entity, on a contract-by-contract basis, to make an irrevocable election to account for certain types of financial instruments and warranty and insurance contracts at fair value, rather than historical cost, with changes in the fair value, whether realized or unrealized, recognized in earnings. SFAS No. 159 is effective for financial year beginning on or after November 15, 2007. It has been adopted by the Company since January 1, 2008 and did not have a material impact on the Company’s financial position, results of operations and cash flows.

In 2007, the Emerging Issues Task Force (“EITF”) of FASB issued EITF Issue 07-3, “Accounting for Nonrefundable Advance Payments for Goods or Services Received for Use in Future Research and Development Activities” (“EITF 07-3”). EITF reached a consensus that nonrefundable advance payments to acquire goods or pay for services that will be consumed or performed in a future period in conducting research and development activities on behalf of the entity should be recorded as an asset when the advance payments are made. Capitalized amounts should be recognized as expense when the related goods are delivered or services are performed, that is, when the goods without alternative future use are acquired or the service is rendered. EITF 07-3 is effective for fiscal years beginning after December 15, 2007. It is not expected to have a material impact on the Company’s financial position, results of operations or cash flows.

In December 2007, FASB issued SFAS No. 141 (revised 2007), “Business Combinations” (“SFAS No. 141R”). The objective of SFAS No. 141R is to improve the relevance, representational faithfulness, and comparability of the information that a reporting entity provides in its financial reports about a business combination and its effects. SFAS No. 141R is effective for financial statements issued for fiscal years beginning on or after December 15, 2008. The Company is evaluating the impact, if any, of the adoption of SFAS No. 141R. It is not expected to have a material impact on the Company’s financial position, results of operations and cash flows.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interest in Consolidated Financial Statements” (“SFAS No. 160”). SFAS No. 160 amends Accounting Research Bulletin No. 51, “Consolidated Financial Statements”, to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. SFAS No. 160 defines “a noncontrolling interest, sometimes called a minority interest, is the portion of equity in a subsidiary not attributable, directly or indirectly, to a parent”. The objective of SFAS No. 160 is to improve the relevance, comparability, and transparency of the financial information that a reporting entity provides in its consolidated financial statements. SFAS No. 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. The Company is evaluating the impact, if any, of the adoption of SFAS No. 160.

In April 2008, the FASB issued FSP SFAS 142-3, “Determination of the Useful Life of Intangible Assets”. This FSP amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS No. 142, “Goodwill and Other Intangible Assets”. This FSP is effective for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. The Company is evaluating the impact, if any, of the adoption of FSP FAS 142-3. It is not expected to have a material impact on the Company’s financial position, results of operations and cashflows.

PROFITOWN DEVELOPMENT LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

3.	Property and Equipment, Net

Property and equipment, net consisted of the following as of December 31, 2006 and November 26, 2007:

	2006	2007

Leasehold improvements	$19,660	$19,660
Furniture, fixtures and equipment	107,253	108,082
Motor vehicle	24,665	24,665

Total	151,578	152,407
Less: accumulated depreciation	111,420	128,343

Property and equipment, net	$40,158	$24,064

Depreciation and amortization expense was $32,623 and $16,923 for the year ended December 31, 2006 and the period ended November 26, 2007, respectively.

4.	Capital Lease Obligations

The Company leases a motor vehicle under an agreement that is classified as capital lease. The cost of the motor vehicle under capital lease is included in the consolidated balance sheets as property and equipment and was $24,665 as of December 31, 2006 and November 26, 2007. Accumulated depreciation of the motor vehicle as of December 31, 2006 and November 26, 2007 were $7,400 and $14,182 respectively. Depreciation of asset under capital lease is included in depreciation expense.

The future minimum lease payments required under the capital lease and the present value of the net minimum lease payments as of November 26, 2007, are as follows:

Within one year	$7,555
In more than one year but not more than two years	6,296

Total minimum lease payment	13,851
Less: amount representing interests	818

Present value of minimum lease payments	13,033
Less: current maturities of capital lease obligations	6,915

Long-term capital lease obligations	$6,118

5.	Capital Structure

On October 25, 2007, the sole shareholder of JCBN HK reorganized into Profitown by means of a share exchange in which all of the shares of JCBN HK were exchanged for a share in Profitown. Prior to the transaction, Profitown was a shell company with minimal assets, no liabilities and had no issued shares. All share amounts were retroactively adjusted to reflect the share exchange.

6.	Provision for Income Taxes

Under the current BVI law, income from Profitown is not subject to taxation. JCBN HK and JTT are subject to Hong Kong Profits Tax calculated at a rate of 17.5%. Current provision of Hong Kong income tax totaled $8,371 and $39,743 for the year ended December 31, 2006 and the period ended November 26, 2007, respectively.

PROFITOWN DEVELOPMENT LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

Reconciliation between the provision for income tax computed by applying the Hong Kong income tax rate of 17.5% to income before income taxes and the actual provision for income taxes for the year ended December 31, 2006 and the period ended November 26, 2007 is as follows:

	2006	2007

Income before income taxes	$248,462	$207,535
Hong Kong statutory tax rate	17.5%	17.5%

Income tax at statutory tax rate	43,481	36,319
Income not taxable for tax purposes	(1,186)	(274)
Change in valuation allowance	(33,924)	2,033
Others	—	1,665

Provision for income taxes	$8,371	$39,743

The principal components of the deferred income tax assets are as follows:

	2006	2007

Non-current deferred tax assets from property and equipment	$—	$2,033
Less: valuation allowance	—	(2,033)

Deferred tax assets, net	$—	$—

There were no deferred tax assets and liabilities determined by the management of the Company as of December 31, 2006.

7.	Related Party Transactions

Amounts due from (to) related parties are as follows as of December 31, 2006 and November 26, 2007:

	2006	2007

Due from related parties:
Due from directors of subsidiaries	$64,614	$246,801
Due to related parties:
Due to directors of subsidiaries	$99,152	$29,686

All amounts due from related parties are non-interest bearing and are collectible on demand and the amounts are used for expending business operation. Amounts due from related parties are expected to be collectible, therefore no allowance for uncollectible amounts was considered necessary as of December 31, 2006 and November 26, 2007. Amounts due to related parties represented fund advanced from directors and payment of expenses on behalf of the Company. All amounts advanced or borrowed are non-interest bearing and are due on demand.

8.	Commitments

The Company has operating lease agreements principally for its office spaces in Hong Kong. These leases expire in 2009 and are renewable upon negotiation. Rental expenses under operating leases were $29,360 and $30,462 for the year ended December 31, 2006 and the period ended November 26, 2007, respectively.

PROFITOWN DEVELOPMENT LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

Future minimum lease payments under non-cancellable operating lease agreements as of November 26, 2007 are as follows:

2007	$2,846
2008	34,154
2009	5,692

$42,692

9.	Employee Benefit Plans

Employees of the Company and its subsidiaries located in Hong Kong are covered by the Mandatory Provident Fund Scheme (“MPF Scheme”) established on December 1, 2000 under the Mandatory Provident Fund Scheme Ordinance of Hong Kong. The calculation of annual contributions for these eligible employees is based on the lower of 5% of the applicable payroll costs or $1,538 (equivalent to HK$12,000) per employee, and contribution are matched by the employees. The amount paid by the Company to the MPF Scheme were $9,358 and $8,167 for the year ended December 31, 2006 and the period ended November 26, 2007, respectively.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Owner of
Shanghai Paxi Advertising Company Limited:

We have audited the accompanying consolidated balance sheets of Shanghai Paxi Advertising Company Limited and its subsidiaries (the “Company”) as of December 31, 2006 and November 26, 2007, and the related consolidated statements of operations, owner’s equity and comprehensive income, and cash flows for the year ended December 31, 2006 and the period from January 1, 2007 to November 26, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2006 and November 26, 2007 and the consolidated results of its operations and its cash flows for the year ended December 31, 2006 and the period from January 1, 2007 to November 26, 2007 in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte Touche Tohmatsu
Deloitte Touche Tohmatsu
Hong Kong
May 8, 2009

SHANGHAI PAXI ADVERTISING COMPANY LIMITED

CONSOLIDATED BALANCE SHEETS

	December 31,	November 26,
	2006	2007
	(In U.S. dollars)

ASSETS
Current assets:
Cash	$294,792	$947,777
Accounts receivable, net of allowance for doubtful accounts of nil in 2006 and $16,777 in 2007	2,621,071	4,830,101
Prepaid expenses and other current assets	262,359	790,808
Amounts due from related parties	493,331	—

Total current assets	3,671,553	6,568,686
Property and equipment, net	72,908	143,616

Total assets	$3,744,461	$6,712,302

LIABILITIES AND OWNER’S EQUITY
Current liabilities:
Accounts payable	$511,453	$2,273,455
Accrued expenses and other payables	1,039,236	633,086
Amounts due to related parties	104,417	105,329
Income taxes payable	546,571	1,503,571

Total liabilities	2,201,677	4,515,441

Commitments (Note 9)
Registered capital	120,667	120,667
Additional paid-in capital	122,055	122,055
Retained earnings	1,225,003	1,787,203
Accumulated other comprehensive income	75,059	166,936

Total owner’s equity	1,542,784	2,196,861

Total liabilities and owner’s equity	$3,744,461	$6,712,302

See notes to consolidated financial statements

SHANGHAI PAXI ADVERTISING COMPANY LIMITED

CONSOLIDATED STATEMENTS OF OPERATIONS

		For the
	For the	Period from
	Year Ended	January 1, 2007
	December 31,	to November 26,
	2006	2007
	(In U.S. dollars)

Advertising revenue	$16,947,386	$24,961,842
Costs and expenses:
Costs of advertising	13,981,772	20,650,855
Selling, general and administrative expenses	1,163,966	1,961,340

Total costs and expenses	15,145,738	22,612,195

Income from operations	1,801,648	2,349,647
Other income (expenses):
Interest expense	(185)	—
Interest income	4,281	5,101
Other income	37,386	53,344

Income before income taxes	1,843,130	2,408,092
Income taxes	286,657	1,000,980

Net income	$1,556,473	$1,407,112

See notes to consolidated financial statements

SHANGHAI PAXI ADVERTISING COMPANY LIMITED

CONSOLIDATED STATEMENTS OF OWNER’S EQUITY AND COMPREHENSIVE INCOME

				Accumulated
		Additional		Other
	Registered	Paid-in	Retained	Comprehensive		Comprehensive
	Capital	Capital	Earnings	Income	Total	Income
	(In U.S. dollars)

Balance, January 1, 2006	$120,667	$122,055	$506,085	$13,901	$762,708	$—
Distribution to owner	—	—	(810,247)	—	(810,247)	—
Dividend paid	—	—	(27,308)	—	(27,308)	—
Net income	—	—	1,556,473	—	1,556,473	1,556,473
Foreign currency translation	—	—	—	61,158	61,158	61,158

Balance, December 31, 2006	120,667	122,055	1,225,003	75,059	1,542,784	1,617,631
Distribution to owner	—	—	(133,141)	—	(133,141)
Dividend paid	—	—	(711,771)	—	(711,771)
Net income	—	—	1,407,112	—	1,407,112	1,407,112
Foreign currency translation	—	—	—	91,877	91,877	91,877

Balance, November 26, 2007	$120,667	$122,055	$1,787,203	$166,936	$2,196,861	$1,498,989

See notes to consolidated financial statements

SHANGHAI PAXI ADVERTISING COMPANY LIMITED

CONSOLIDATED STATEMENTS OF CASH FLOWS

		For the
	For the	Period from
	Year Ended	January 1, 2007
	December 31,	to November 26,
	2006	2007
	(In U.S. dollars)

Cash flows from operating activities:
Net income	$1,556,473	$1,407,112
Adjustment to reconcile net income to net cash provided by operating activities:
Depreciation	12,216	24,418
Allowance for doubtful accounts	—	16,777
Changes in operating assets and liabilities:
Accounts receivable	(1,492,568)	(2,225,807)
Prepaid expenses and other current assets	(10,124)	(528,449)
Accounts payable	291,867	1,762,002
Accrued expense and other payables	818,427	(406,150)
Income taxes payable	262,010	957,000

Net cash provided by operating activities	1,438,301	1,006,903

Cash flows from investing activities:
Purchases of property and equipment	(50,259)	(92,467)
Advances to related parties	(307,536)	(181,742)

Cash used in investing activities	(357,795)	(274,209)

Cash flows from financing activities:
Dividend paid	(27,308)	(36,698)
Distribution to owner	(810,247)	(133,141)
(Repayment to) advances from related parties	(224,858)	912

Net cash used in financing activities	(1,062,413)	(168,927)

Effect of exchange rate changes	59,995	89,218

Net increase in cash	78,088	652,985
Cash, beginning of the year/period	216,704	294,792

Cash, end of the year/period	$294,792	$947,777

Supplemental disclosure of cash flow information:
Interest paid	$(185)	$—

Income taxes paid	$(40,098)	$(65,322)

Supplemental disclosure of non-cash financing activities:
Dividend settled through amounts due from related parties	$—	$675,073

See notes to consolidated financial statements

SHANGHAI PAXI ADVERTISING COMPANY LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In U.S. dollars)

1.	Organization and principal activities

Shanghai Paxi Advertising Company Limited (“Shanghai Paxi”) was established on March 17, 2004 in the People’s Republic of China (“PRC”) and was beneficially owned by an individual (“Ultimate Owner”). On November 26, 2007, Shanghai Paxi was acquired by Xinhua Sports & Entertainment Limited (formerly Xinhua Finance Media Limited), (“XSEL”) for an initial cash consideration of $41 million. In addition to the initial consideration, the beneficial owner of Shanghai Paxi are entitled to additional consideration, 60% payable at cash and 40% in XSEL Class A common shares based on a predetermined earn-out formula applied to aggregate audited operating results through December 31, 2008 and 2009.

Shanghai Paxi and its subsidiaries (collectively, the “Company”) are principally engaged in the high end imported spirits marketing and event organizing services (collectively “Below-The-Line marketing”) as well as online advertising agency services.

The following is a description of Shanghai Paxi’s wholly-owned subsidiaries and their businesses:

•	Beijing Jinjiu Tianyi Tianjiu Lianhe Advertising Co., Ltd. (“Beijing Jinjiu”) was established in the PRC in September 2004 in the form of limited liability domestic company for a term of 20 years and is principally engaged in the design, production, and placement of advertising and provides advertising services. Beijing Jinjiu is the sole advertising placement agent for an internet website in the PRC. Beijing Jinjiu also provides other forms of promotion and consultancy services to property developers and other customers in real estate and property sales.

•	Shanghai IF Advertisement Design and Production Co., Ltd. (“Shanghai IF”) was established in the PRC in July 2005 in the form of limited liability domestic company for a term of 20 years and is engaged in Below-The-Line marketing.

In October 2007, the Ultimate Owner elected to organize the corporate structure such that his 100% beneficial ownership interests in Beijing Jinjiu and Shanghai IF would be held through Shanghai Paxi. The reorganization was effected by a transfer of his beneficial ownership in Beijing Jinjiu and Shanghai IF at a consideration of RMB1,000,000 (equivalent to approximately $133,141) to Shanghai Paxi. The amount payable to the Ultimate Owner resulting from this transfer was recorded as a distribution. There was no change in control or ownership interests as a result of this transaction. Accordingly, the transaction was accounted for as a legal reorganization of entities under common control. The accompanying consolidated financial statements have been prepared to reflect the consolidated financial position, results of operations and cash flows of Shanghai Paxi and its subsidiaries for all the periods presented in a manner similar to the pool-of-interests method.

2.	Summary of principal accounting policies

(a)	Basis of presentation

The consolidated financial statements of the Company have been prepared in accordance with the accounting principles generally accepted in the United States of America (“U.S. GAAP”).

(b)	Basis of preparation of financial statements

The consolidated financial statements include the financial statements of Shanghai Paxi and its subsidiaries which have been prepared as if the current group structure had been in existence. All significant intercompany transactions and balances are eliminated on consolidation.

SHANGHAI PAXI ADVERTISING COMPANY LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(c)	Use of estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant accounting estimates reflected in the accompanying consolidated financial statements include allowances for doubtful accounts, useful lives of property and equipment, and impairment of long-lived assets.

(d)	Revenue recognition

Revenue from event organization and provision of marketing services are generally recognized as services are provided. Revenue from advertising agency services is recognized when advertisements are placed on internet websites net of provisions for rate adjustments and discounts. Revenues are recorded net of applicable business taxes totaling $450,919 and $413,200 for the year ended December 31, 2006 and the period ended November 26, 2007, respectively.

Payments received in advance are deferred until earned and are reported as deferred revenue in the consolidated balance sheet.

The Company extends credit based upon an evaluation of the customers’ financial condition and collateral is not required from such customers. Allowances for estimated credit losses, rebates, rate adjustments and discounts are generally established based on historical experience.

In the normal course of business, the Company acts as an intermediary or agent in placing advertising transactions with internet website with third parties. Such transactions are recorded at gross basis as the Company is acting as the principal in the transaction. The Company is considered as the principal where it purchases blocks of advertising time and attempts to sell the time to advertisers and it has substantial risks and rewards of ownership, accordingly, records revenue on a gross basis. In compliance with EITF No. 99-19, “Reporting Revenue Gross as Principal Versus Net as an Agent”, the Company assesses whether itself or the media supplier is the primary obligor. The Company evaluates the terms of its customer agreements and gives appropriate consideration to other key indicators, such as inventory risk, latitude in establishing price and credit risk to the vendor. As a result of the assessment, the Company records revenues on a gross basis because the Company believes that the company, not the media suppliers, is the primary obligor in these arrangements.

(e)	Property and equipment

Property and equipment are carried at cost less accumulated depreciation and amortization. Depreciation is provided on a straight-line basis over the following estimated useful lives:

Furniture, fixtures and equipment	5 years
Motor vehicles	5 years

(f)	Impairment of long-lived assets

The Company evaluates its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. When these events occur, the Company measures impairment by comparing the carrying amount of the assets to future undiscounted cash flows expected to result from the use of the assets and their eventual disposition. If the sum of the expected undiscounted cash flow is less than the carrying amount of the assets, the Company would recognize an impairment loss as the excess of carrying amounts over fair value of the assets. There was no impairment losses recorded for the year ended December 31, 2006 or the period ended November 26, 2007.

SHANGHAI PAXI ADVERTISING COMPANY LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(g)	Income taxes

Deferred income taxes are recognized for temporary differences between the tax basis of assets and liabilities and their reported amounts in the financial statements, tax loss carry forwards and credits by applying enacted statutory tax rates applicable to future years. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Current income taxes are provided for in accordance with the laws of the relevant taxing authorities. The components of the deferred tax assets and liabilities are individually classified as current and non-current based on their characteristics.

(h)	Foreign currency translation

The functional currency of the Company is Renminbi (“RMB”). Transactions dominated in other currencies are translated into RMB at the average rates of exchange prevailing during each period. Monetary assets and liabilities denominated in other currencies are translated into RMB at rates of exchange in effect on the balance sheet dates. Non monetary assets and liabilities are remeasured into RMB at historical exchange rates.

The Company uses the United States dollar as its reporting currency. Accordingly, assets and liabilities are translated using exchange rates in effect at each balance sheet date and revenue and expense items have been translated using average exchange rates for the period.

Currency transaction gains and losses are recorded in the statement of operations. Translation adjustments are recorded in accumulated other comprehensive income, a component of owner’s equity.

(i)	Concentration of credit risk

Financial instruments that potentially expose the Company to concentrations of credit risk consist primarily of cash and accounts receivable.

The Company performs ongoing credit evaluations of its customers and generally does not require collateral on accounts receivable. As of December 31, 2006 and November 26, 2007, no allowances for doubtful accounts were considered necessary as accounts receivable balances are expected to be collectible, except for certain balances amounted to $16,777 which considered not recoverable. Historical bad debts have not been significant.

The Company places its cash with financial institution with high credit-ratings and quality.

Substantially all of the Company’s revenue for the year ended December 31, 2006 and the period ended November 26, 2007 were generated from the PRC.

(j)	Fair value of financial instruments

The carrying amounts of accounts receivable, other current assets, accounts payable, other payables, and amounts due from and to related parties approximated their fair values due to the short-term maturity of these instruments.

(k)	Comprehensive income

Comprehensive income is reported on the accompanying statements of owner’s equity and consisted of net income and foreign currency translation adjustments.

(l)	Recent accounting pronouncements

In September 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 157, “Fair Value Measurement” (“SFAS No. 157”). SFAS No. 157 addresses standardizing the measurement of fair value for companies who are required to use a fair value measure for

SHANGHAI PAXI ADVERTISING COMPANY LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

recognition or disclosure purposes. The FASB defines fair value as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date”. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. It has been adopted by the Company since January 1, 2008 and did not have a material impact on the Company’s financial position, results of operations and cash flows.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Options for Financial Assets and Financial Liabilities” (“SFAS No. 159”). SFAS No. 159 permits an entity, on a contract-by-contract basis, to make an irrevocable election to account for certain types of financial instruments and warranty and insurance contracts at fair value, rather than historical cost, with changes in the fair value, whether realized or unrealized, recognized in earnings. SFAS No. 159 is effective for financial year beginning on or after November 15, 2007. It has been adopted by the Company since January 1, 2008 and did not have a material impact on the Company’s financial position, results of operations and cash flows.

In 2007, the Emerging Issues Task Force (“EITF”) of FASB issued EITF Issue 07-3, “Accounting for Nonrefundable Advance Payments for Goods or Services Received for Use in Future Research and Development Activities” (“EITF 07-3”). EITF reached a consensus that nonrefundable advance payments to acquire goods or pay for services that will be consumed or performed in a future period in conducting research and development activities on behalf of the entity should be recorded as an asset when the advance payments are made. Capitalized amounts should be recognized as expense when the related goods are delivered or services are performed, that is, when the goods without alternative future use are acquired or the service is rendered. EITF 07-3 is effective for fiscal years beginning after December 15, 2007. It is not expected to have a material impact on the Company’s financial position, results of operations or cash flows.

In December 2007, FASB issued SFAS No. 141 (revised 2007), “Business Combinations” (“SFAS No. 141R”). The objective of SFAS No. 141R is to improve the relevance, representational faithfulness, and comparability of the information that a reporting entity provides in its financial reports about a business combination and its effects. SFAS No. 141R is effective for financial statements issued for fiscal years beginning on or after December 15, 2008. The Company is evaluating the impact, if any, of the adoption of SFAS No. 141R. It is not expected to have a material impact on the Company’s financial position, results of operations and cash flows.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interest in Consolidated Financial Statements” (“SFAS No. 160”). SFAS No. 160 amends Accounting Research Bulletin No. 51, “Consolidated Financial Statements”, to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. SFAS No. 160 defines “a noncontrolling interest, sometimes called a minority interest, is the portion of equity in a subsidiary not attributable, directly or indirectly, to a parent”. The objective of SFAS No. 160 is to improve the relevance, comparability, and transparency of the financial information that a reporting entity provides in its consolidated financial statements. SFAS No. 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. The Company is evaluating the impact, if any, of the adoption of SFAS No. 160.

In April 2008, the FASB issued FSP SFAS 142-3, “Determination of the Useful Life of Intangible Assets”. This FSP amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS No. 142, “Goodwill and Other Intangible Assets”. This FSP is effective for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. The Company is evaluating the impact, if any, of the adoption of FSP FAS 142-3. It is not expected to have a material impact on the Company’s financial position, results of operations and cashflows.

SHANGHAI PAXI ADVERTISING COMPANY LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

3.	Property and equipment, net

Property and equipment, net consisted of the following as of December 31, 2006 and November 26, 2007:

	2006	2007

Furniture, fixtures and equipment	$86,780	$148,754
Motor vehicles	—	33,691

Total	86,780	182,445
Less: accumulated depreciation	13,872	38,829

Property and equipment, net	$72,908	$143,616

Depreciation expenses were $12,216 and $24,418 for the year ended December 31, 2006 and period ended November 26, 2007, respectively.

4.	Accounts receivable

	2006	2007

Accounts receivable	$2,621,071	$4,846,878
Less: Allowance for doubtful accounts	—	(16,777)

Total	$2,621,071	$4,830,101

2007

Movements in allowance for doubtful accounts:
Balance at the beginning of the period	$—
Add: Amount charged to expenses	16,777

Balance at the end of the period	$16,777

5.	Prepaid expenses and other current assets

Prepaid expenses and other current assets consisted of the following as of December 31, 2006 and November 26, 2007:

	2006	2007

Deposit for program advertising right	$147,487	$160,981
Utility deposits	9,354	23,047
Prepaid event expenses	87,751	524,493
Others	17,767	82,287

Total	$262,359	$790,808

SHANGHAI PAXI ADVERTISING COMPANY LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

6.	Accrued expenses and other payable

Accrued expenses and other payable consisted of the following as of December 31, 2006 and November 26, 2007:

	2006	2007

Accrued salary and welfare	$32,054	$89,289
Other taxes payable	194,677	294,085
Deferred revenue	716,636	222,995
Accrued event expenses	89,157	—
Others	6,712	26,717

Total	$1,039,236	$633,086

7.	Provision for income taxes

Shanghai Paxi and Beijing Jinjiu are governed by the PRC Enterprises Income Tax and various local income tax laws (“Income Tax Laws”). Pursuant to the Income Tax Laws, these domestic enterprises are subject to income tax at statutory rate of 33% (30% of the state income tax plus 3% local income tax) on PRC taxable income for the year ended December 31, 2006 and the period ended November 26, 2007.

Shanghai IF qualified as “cultural media enterprises” and was granted an income tax exemption by the relevant tax authorities effective through the year ended December 31, 2006. Shanghai IF was subject to income tax at statutory rate of 33% on PRC taxable income for the period ended November 26, 2007 pursuant to the Income Tax Laws.

There were no deferred tax assets and liabilities determined by the management of the Company as of December 31, 2006 and November 26, 2007.

Current provision of PRC income tax totaled $286,657 and $1,000,980 for the year ended December 31, 2006 and the period ended November 26, 2007, respectively.

Reconciliation between the provision for income tax computed by applying the PRC enterprise income rate of 33% to income before income taxes and the actual provision for income taxes for the year ended December 31, 2006 and the period ended November 26, 2007 is as follows:

	2006	2007

Income before income taxes	$1,843,130	$2,408,092
PRC statutory tax rate	33%	33%

Income tax at statutory tax rate	608,233	794,671
Expenses not deductible for tax purposes	7,958	178,434
Tax exemption	(368,973)	—
Others	39,439	27,875

Provision for income taxes	$286,657	$1,000,980

PRC income taxes that would have been payable without the tax exemption amounted to approximately $369,000 for the year ended December 31, 2006.

SHANGHAI PAXI ADVERTISING COMPANY LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

8.	Related party transactions

Amounts due from (to) related parties are as follows as of December 31, 2006 and November 26, 2007:

	2006	2007

Due from related parties:
Due from a director of a subsidiary	$128,138	$—
Due from a shareholder of a subsidiary	365,193	—

Total	$493,331	$—

Due to related parties:
Due to a director of a subsidiary	$100,572	$23,161
Due to shareholders of subsidiaries	3,845	82,168

Total	$104,417	$105,329

All amounts due from related parties are non-interest bearing and are collectible on demand and the amounts are used for expanding business operation. Amounts due from related parties are expected to be collectible, therefore no allowance for uncollectible amount was considered necessary as of December 31, 2006. Amounts due to related parties represented fund advances from related parties and payment of expenses on behalf of the Company. All amounts advanced or borrowed are non-interest bearing and are due on demand.

In 2006, the Company also advanced $810,247 to a shareholder of a subsidiary, which was non-interest bearing, uncollateralized and had no specific repayment terms; however, the Company expected that such receivable would only be settled through future declaration of dividend to the shareholder and accordingly, it was regarded as a capital transaction and was recorded as a distribution in 2006.

9.	Commitments

The Company has operating lease agreements principally for its office spaces in the PRC. These leases expire in 2009 and are renewable upon negotiation. Rental expenses under operating leases were $126,834 and $132,510 for the year ended December 31, 2006 and the period ended November 26, 2007, respectively.

Future minimum lease payments under non-cancellable operating lease agreements as of November 26, 2007 are as follows:

2007	$14,243
2008	150,849
2009	42,738

$207,830

10.	Employee benefit plans

Employees of the Company located in the PRC are covered by the retirement schemes defined by local practice and regulations, which are essentially defined contribution schemes. The amounts to be contributed are determined based on 20% of the applicable payroll costs. Expenses paid by the Company to these defined contribution schemes were $37,415 and $61,527 for the year ended December 31, 2006 and the period ended November 26, 2007, respectively.

In addition, the Company is required by law to contribute approximately 2% to 8% of applicable salaries for medical insurance benefits, unemployment, and other statutory benefits. The PRC government is directly responsible for the payment of the benefits to these employees. The amounts contributed to medical insurance

SHANGHAI PAXI ADVERTISING COMPANY LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

benefits, unemployment, and other statutory benefits were de minimis for the year ended December 31, 2006 and the period ended November 26, 2007.

11.	Statutory reserves

As stipulated by the relevant laws and regulations in the PRC, the Company is required to maintain non-distributable reserves which include a statutory surplus reserve and a statutory welfare reserve. Appropriations to the statutory surplus reserve are required to be made at not less than 10% of the profit after taxes as reported in the Company’s PRC statutory financial statements. The statutory welfare reserve allocations are determined annually at the discretion of the Company’s board of directors. Once appropriated, these amounts are not available for future distribution to owners or shareholders. The statutory surplus reserve may be applied against prior year losses, if any, and may be applied to the purchase of capital assets upon the board of directors’ approval. As of December 31, 2006, the balance of statutory surplus reserve was $81,186. There was no appropriation made to the statutory surplus reserve for the period ended November 26, 2007. There has been no appropriation made to the staff welfare and incentive bonus reserve during the year ended December 31, 2006 and the period ended the November 26, 2007.